UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BRUSH ENGINEERED MATERIALS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(2)	Form, Schedule or Registration Statement No.:

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GENERAL INFORMATION
1. ELECTION OF DIRECTORS
CORPORATE GOVERNANCE; COMMITTEES OF THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AUDIT COMMITTEE REPORT
2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS
OTHER MATTERS

Brush Engineered Materials Inc.
17876 St. Clair Avenue
Cleveland, Ohio 44110

Notice of Annual Meeting of Shareholders

The annual meeting of shareholders of Brush Engineered Materials Inc. will be held at The Forum, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114, on May 7, 2008 at 11:00 a.m., local time, for the following purposes:

(1)	To elect three directors, each to serve for a term of three years and until a successor is elected and qualified;

(2)	To ratify Ernst & Young LLP as the independent registered public accounting firm for Brush Engineered Materials Inc. for the year 2008; and

(3)	To transact any other business that may properly come before the meeting.

Shareholders of record as of the close of business on March 10, 2008 are entitled to notice of the meeting and to vote at the meeting or any adjournment or postponement of the meeting.

Michael C. Hasychak
Secretary

March 27, 2008

Important — your proxy is enclosed.

Please sign, date and return your proxy in the accompanying envelope.

BRUSH ENGINEERED MATERIALS INC.
17876 St. Clair Avenue
Cleveland, Ohio 44110

PROXY STATEMENT
March 27, 2008

GENERAL INFORMATION

Your Board of Directors is furnishing this proxy statement to you in connection with our solicitation of proxies to be used at our annual meeting of shareholders to be held on May 7, 2008.

Registered Holders.  If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so by telephone, over the Internet or by mail.

By telephone.  After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number 1-866-540-5760, using a touch-tone telephone. You will be prompted to enter your Control Number from your proxy card. This number will identify you and Brush. Then you can follow the simple instructions that will be given to you to record your vote.

Over the Internet.  After reading the proxy materials and with your proxy card in front of you, you may use a computer to access the website www.proxyvoting.com/bw. You will be prompted to enter your Control Number from your proxy card. This number will identify you and Brush. Then you can follow the simple instructions that will be given to you to record your vote.

By mail.  After reading the proxy materials, you may mark, sign and date your proxy card and return it in the enclosed prepaid and addressed envelope.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly. Without affecting any vote previously taken, you may revoke your proxy by delivery to us of a new, later dated proxy with respect to the same shares, or giving written notice to us before or at the annual meeting. Your presence at the annual meeting will not, in and of itself, revoke your proxy.

Participants in the Savings and Investment Plan and/or the Payroll Stock Ownership Plan (“PAYSOP”).  If you participate in the Savings and Investment Plan and/or the PAYSOP, the independent Trustee for each plan, Fidelity Management Trust Company, will vote your plan shares according to your voting directions. You may give your voting directions to the plan Trustee in any one of the three ways set forth above. If you do not return your proxy card or do not vote over the Internet or by telephone, the Trustee will not vote your plan shares. Each participant who gives the Trustee voting directions acts as a named fiduciary for the applicable plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Nominee shares.  If your shares are held by a bank, broker, trustee or some other nominee, that entity will give you separate voting instructions.

At the close of business on March 10, 2008, the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting, we had outstanding and entitled to vote 20,672,867 shares of common stock.

Each outstanding share of common stock entitles its holder to one vote on each matter brought before the meeting. Under Ohio law, shareholders have cumulative voting rights in the election of directors, provided that the shareholder gives not less than 48 hours notice in writing to the President, any Vice President or the Secretary of Brush Engineered Materials Inc. that the shareholder desires that voting at the election be cumulative, and provided further that an announcement is made upon the convening of the meeting informing shareholders that notice requesting cumulative voting has been given by the shareholder. When cumulative voting applies, each share has a number of votes equal to the number of directors to be elected, and a shareholder may give all of the shareholder’s votes to one nominee or divide the shareholder’s votes among as many nominees as he or she sees fit. Unless contrary instructions are received on proxies given to us, in the event that cumulative voting applies, all votes represented by the proxies will be divided evenly among the candidates nominated by the Board of Directors, except that if voting in this manner would not be effective to elect all the nominees, the votes will be cumulated at the discretion of the Board of Directors so as to maximize the number of the Board of Directors’ nominees elected.

In addition to the solicitation of proxies by the use of the mails, we may solicit the return of proxies in person and by telephone, telecopy or e-mail. We will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares and will reimburse them for their expenses. We will bear the cost of the solicitation of proxies.

At the annual meeting, the inspectors of election appointed for the meeting will tabulate the results of shareholder voting. Under Ohio law, our articles of incorporation and our code of regulations, properly signed proxies that are marked “abstain” or are held in “street name” by brokers and not voted on one or more of the items before the meeting will, if otherwise voted on at least one item, be counted for purposes of determining whether a quorum has been achieved at the annual meeting. Votes withheld in respect of the election of directors will not be counted in determining the election of directors. Abstentions and broker non-votes in respect of Item 2 will not be considered as votes cast for purposes of determining whether this matter is approved.

If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted for the election of all the Director nominees and for the ratification of the appointment of the independent auditors.

1. ELECTION OF DIRECTORS

Our articles of incorporation and code of regulations provide for three classes of directors whose terms expire in different years. There are currently nine directors. At the present time it is intended that proxies will be voted for the election of Albert C. Bersticker, William G. Pryor and N. Mohan Reddy.

Your Board of Directors recommends a vote for these nominees.

If any of these nominees becomes unavailable, it is intended that the proxies will be voted as the Board of Directors determines. We have no reason to believe that any of the nominees will be unavailable. The three nominees receiving the greatest number of votes will be elected as directors of Brush Engineered Materials.

The following table sets forth information concerning the nominees and the directors whose terms of office will continue after the meeting:

Nominees for Terms to End in 2011	Current Employment

Albert C. Bersticker Director since 1993 Member — Audit Committee, Governance and Organization Committee and Retirement Plan Review Committee	Retired Chairman and Chief Executive Officer, Ferro Corporation (Paint, varnishes, lacquers, enamels and allied products)
Age — 73

Mr. Bersticker had served as Non-executive Chairman of Oglebay Norton Company from May 2003 until January 2005. Mr. Bersticker was Chairman of Ferro Corporation from February 1996 and retired in 1999. He served as Chief Executive Officer of Ferro Corporation from 1991 until January of 1999 and as President from 1988 until February 1996. He also had served as Secretary, Treasurer and a member of the Board of Directors of St. John’s Medical Center in Jackson, Wyoming until January 2005.

William G. Pryor Director since 2003 Member — Audit Committee, Governance and Organization Committee and Retirement Plan Review Committee	Retired President, Van Dorn Demag Corporation Former President & CEO Van Dorn Corporation (Plastic injection molding equipment)
Age — 68

Mr. Pryor was President of Van Dorn Demag Corporation from 1993 and retired in 2002. He had also served as President and Chief Executive Officer of Van Dorn Corporation, predecessor to Van Dorn Demag Corporation. Mr. Pryor served on the Board of Directors of Oglebay Norton Company from 1997 until January 2005.

N. Mohan Reddy, Ph.D. Director since 2000 Member — Compensation Committee and Governance and Organization Committee	Dean and Albert J. Weatherhead III Professor of Management, Weatherhead School of Management Case Western Reserve University
Age — 54

Dr. Reddy was appointed Dean of the Weatherhead School of Management, Case Western Reserve University effective January 1, 2007. Prior to that, Dr. Reddy had been a professor at the Weatherhead School of Management, Case Western Reserve University for the past five years. Dr. Reddy is a director of Keithley Instruments, Inc. Dr. Reddy also serves as consultant to firms in the electronic and semiconductor industries, primarily in the areas of product and market development.

Directors Whose Terms End in 2009	Current Employment

Richard J. Hipple Age — 55	Chairman, President and Chief Executive Officer, Brush Engineered Materials Inc.

In May 2006, Mr. Hipple was named Chairman of the Board and Chief Executive Officer of Brush Engineered Materials Inc. He has served as President since May of 2005. He was Chief Operating Officer from May 2005 until May 2006. Mr. Hipple was President of Alloy Products from May 2002 until May 2005. He joined the Company in July 2001 as Vice President of Strip Products and served in that position until May of 2002. Prior to joining Brush, Mr. Hipple was President of LTV Steel Company, a business unit of The LTV Corporation, an integrated steel producer and metal fabricator. Mr. Hipple was appointed to the Board of Directors of Ferro Corporation on June 28, 2007.

William B. Lawrence Director since 2003 Member — Audit Committee and Governance and Organization Committee	Former Executive Vice President, General Counsel & Secretary, TRW, Inc. (Advanced technology products and services)
Age — 63

Prior to the sale of TRW, Inc. to Northrop Grumman Corporation in December 2002, Mr. Lawrence served as TRW’s Executive Vice President, General Counsel and Secretary since 1997 and held various other executive positions at TRW since 1976. Mr. Lawrence also serves on the Board of Directors of Ferro Corporation.

William P. Madar Director since 1988 Member — Compensation Committee and Governance and Organization Committee	Retired Chairman of the Board and Former Chief Executive Officer Nordson Corporation (Industrial application equipment manufacturer)
Age — 68

Mr. Madar retired as Chairman of the Board of Nordson Corporation effective March 2004. He had been Chairman since 1997. Prior to that time, he served as Vice Chairman of Nordson Corporation from August 1996 until October 1997 and as Chief Executive Officer from February 1986 until October 1997. From February 1986 until August 1996, he also served as President. Mr. Madar also serves on the Board of Directors of Nordson Corporation and Lubrizol Corporation.

Directors Whose Terms End in 2010	Current Employment

Joseph P. Keithley Director since 1997 Member — Audit Committee, Governance and Organization Committee and Retirement Plan Review Committee	Chairman, Chief Executive Officer and President, Keithley Instruments, Inc. (Electronic test and measurement products)
Age — 59
Mr. Keithley has been Chairman of the Board of Keithley Instruments, Inc. since 1991. He has served as Chief Executive Officer of Keithley Instruments, Inc. since November 1993 and as President since May 1994. Mr. Keithley also serves on the Board of Directors of Keithley Instruments, Inc. and Nordson Corporation.

William R. Robertson Director since 1997 Member — Compensation Committee and Governance and Organization Committee	Retired Partner, Kirtland Capital Partners (Private equity investments)
Age — 66

Mr. Robertson retired as a Partner of Kirtland Capital Partners on December 31, 2006. Prior to his retirement, he was a Consulting Partner since August 2005 and from September 1997 through August 2005 he was a Managing Partner of Kirtland Capital. He was President and a director of National City Corporation (diversified financial holding company) from October 1995 until July 1997. He also served as Deputy Chairman and a director of National City Corporation from August 1988 until October 1995. Mr. Robertson is a member of the Board of Managers of the Prentiss Foundation, an emeritus member of the Board of Trustees of the Cleveland Museum of Art and serves as a director of Hartland & Co.

John Sherwin, Jr. Director since 1981 (Lead Director since 2005) Member — Compensation Committee, Governance and Organization Committee and Retirement Plan Review Committee	President, Mid-Continent Ventures, Inc. (Venture capital company)
Age — 69

Mr. Sherwin has been President of Mid-Continent Ventures, Inc. during the past five years. Mr. Sherwin is a director of John Carroll University, an advisor to ShoreBank Cleveland and a trustee of The Cleveland Clinic Foundation.

CORPORATE GOVERNANCE; COMMITTEES OF THE BOARD OF DIRECTORS

We have adopted a Policy Statement on Significant Corporate Governance Issues and a Code of Conduct Policy in compliance with New York Stock Exchange and Securities and Exchange Commission requirements. These materials, along with the charters of the Audit, Compensation, Governance and Organization and Retirement Plan Review Committees of our Board of Directors, which also comply with applicable requirements, are available on our website at www.beminc.com, or upon request by any shareholder to Secretary, Brush Engineered Materials Inc., 17876 St. Clair Avenue, Cleveland, Ohio 44110. We also make our reports on Forms 10-K, 10-Q and 8-K available on our website, free of charge, as soon as reasonably practicable after these reports are filed with the Securities and Exchange Commission. Any amendments or waivers to our Code of Conduct Policy, Committee Charters and Policy Statement on Significant Corporate Governance Issues will also be made available on our website. The information on our website is not incorporated by reference into this proxy statement or any of our periodic reports.

Board Independence

The New York Stock Exchange listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the New York Stock Exchange listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. Our Board of Directors has adopted the following standards, which are identical to those of the New York Stock Exchange listing standards, to assist it in its determination of director independence; a director will be determined not to be independent under the following circumstances:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company;

•	the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues.

In connection with its evaluation of the independence of directors, the Board of Directors considered each of the following relationships:

•	In 2007, we donated $12,500 to Manufacturing Advocacy and Growth Network (“MAGNET”), a nonprofit organization committed to elevating the presence, strength and future of manufacturing. We have also committed to making similar donations in 2008, 2009 and 2010. Mr. Keithley is a trustee of MAGNET.

•	In 2007, we donated $18,325 to Case Western Reserve University (“CWRU”) in connection with the digitization of the papers of Charles F. Brush, Sr., a benefactor of Brush Laboratories, a predecessor company to the Brush Beryllium Co. incorporated in 1931. We have also committed to making a similar donation in 2008. Mr. Keithley is a trustee of CWRU and Dr. Reddy is the Dean of the Weatherhead School of Management at CWRU.

•	Mr. Robertson is a minority shareholder and a director of Hartland & Co. (“Hartland”), a private investment consulting firm. In 2007, we paid Hartland approximately $130,000 for advisory services in connection with our 401(k) and pension plans.

•	Mr. Sherwin is a member of the Board of Advisors to the Cleveland operations of ShoreBank Corporation (“ShoreBank”), a community development and environmental bank holding company. We have a certificate of deposit with ShoreBank for approximately $126,000 as of February 15, 2008.

Notwithstanding the relationships described above, our Board of Directors has affirmatively determined that each of our directors, other than Mr. Hipple, is “independent” within the meaning of that term as defined in the New York Stock Exchange listing standards; a “non-employee director” within the meaning of that term as defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”); and an “outside director” within the meaning of that term as defined in the regulations promulgated under section 162(m) of the Internal Revenue Code of 1986.

Charitable Contributions

Within the last three years, we have made no charitable contributions during any single fiscal year to any charity in which an independent director serves as an executive officer, of over the greater of $1 million or 2% of the charity’s consolidated gross revenues.

Non-management Directors

Our Policy Statement on Significant Corporate Governance Issues provides that the non-management members of the Board of Directors will meet during each regularly scheduled meeting of the Board of Directors. Presently Mr. John Sherwin, Jr., is the lead non-management director.

In addition to the other duties of a director under the Corporation’s Board Governance Principles, the Lead Director, in collaboration with the other independent directors, is responsible for coordinating the activities of the independent directors, and in that role will:

•	chair the executive sessions of the independent directors at each regularly scheduled meeting;

•	make recommendations to the Board Chairman regarding the timing and structuring of Board meetings;

•	make recommendations to the Board Chairman concerning the agenda for Board meetings, including allocation of time as well as subject matter;

•	advise the Board Chairman as to the quality, quantity and timeliness of the flow of information from management to the Board;

•	serve as the independent point of contact for shareholders wishing to communicate with the Board other than through management;

•	interview all Board candidates, and provide the Governance and Organization Committee with recommendations on each candidate;

•	maintain close contact with the Chairman of each standing committee and assist in ensuring communications between each committee and the Board;

•	lead the CEO evaluation process; and

•	be the ombudsman for the CEO to provide two-way communication with the Board.

Board Communication

Shareholders or other interested parties may communicate with the Board of Directors as a whole, the lead non-management director or the non-management directors as a group, by forwarding relevant information in writing to Lead Director, c/o Secretary, Brush Engineered Materials Inc., 17876 St. Clair Avenue, Cleveland, Ohio 44110. Any other communication to individual directors or committees of the Board of Directors may be similarly addressed to the appropriate recipients, c/o our Secretary.

Audit Committee

The Audit Committee held six meetings in 2007. The Audit Committee membership consists of Mr. Lawrence, as Chairman, and Messrs. Bersticker, Keithley, and Pryor. Under the Audit Committee Charter, the Audit Committee’s principal functions include assisting our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements and our financial reporting process;

•	compliance with ethics policies and legal and other regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	our systems of internal accounting and financial controls; and

•	the performance of our independent registered public accounting firm and of our internal audit functions.

We currently do not limit the number of audit committees on which our Audit Committee members may serve. No member of our Audit Committee serves on the audit committee of three or more public companies in addition to ours. The Audit Committee also prepared the Audit Committee report included under the heading “Audit Committee Report” in this proxy statement.

Audit Committee Expert, Financial Literacy and Independence

Although our Board of Directors has determined that more than one member of the Audit Committee has the accounting and related financial management expertise to be an “audit committee financial expert,” as defined by the Securities and Exchange Commission, it has named the Audit Committee Chairman, Mr. Lawrence, as the Audit Committee financial expert. Each member of the Audit Committee is financially literate and satisfies the independence requirements in Section 303A.02 of the New York Stock Exchange listing standards.

Compensation Committee

The Compensation Committee held seven meetings in 2007. In March 2008, a revised charter for the Compensation Committee was adopted. Its membership consists of Dr. Reddy as Chairman, and Messrs. Madar, Robertson and Sherwin. The committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee; provided that such subcommittee has a published charter in accordance with the rules of the New York Stock Exchange. In particular, the committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the committee who are (a) “Non-employee Directors” for the purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as in effect from time to time, and (b) “outside directors” for the purposes of section 162(m) of the Internal Revenue Code. The committee’s principal functions include:

•	reviewing and approving executive compensation, including severance payments;

•	administering and recommending equity and non-equity incentive plans;

•	overseeing regulatory compliance with respect to compensation matters;

•	advising on senior management compensation; and

•	reviewing and discussing the Compensation Discussion and Analysis and Compensation Committee Report.

For additional information regarding the operation of the Compensation Committee, see the “Compensation Discussion and Analysis” in this proxy statement.

Governance and Organization Committee

The Governance and Organization Committee held four meetings in 2007. In March 2008, a revised charter for the Governance and Organization Committee was adopted. The Governance and Organization Committee membership consists of Mr. Sherwin, as Chairman, and Messrs. Bersticker, Keithley, Lawrence, Madar, Pryor, Reddy and Robertson. All the members are independent in accordance with the New York Stock Exchange listing requirements. The committee’s principal functions include:

•	evaluation of candidates for board membership, including any nominations of qualified candidates submitted in writing by shareholders to our Secretary;

•	making recommendations to the full Board of Directors regarding directors’ compensation;

•	making recommendations to the full Board of Directors regarding governance matters;

•	overseeing the evaluation of the Board and management of the Company;

•	assisting in management succession planning; and

•	reviewing related party transactions.

As noted above, the Governance and Organization Committee is involved in determining compensation for our directors. The Governance and Organization Committee administers our equity incentive plans with respect to our directors, including approval of grants of stock options and other equity or equity-based awards, and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans for directors. The Governance and Organization Committee periodically reviews director compensation in relation to comparable companies and other relevant factors. Any change in director compensation must be approved by the Board of Directors. Other than in his capacity as a director, no executive officer other than the Chief Executive Officer participates in setting director compensation. From time to time, the Governance and Organization Committee or the Board of Directors may engage the services of a compensation consultant to provide information regarding director compensation at comparable companies.

Nomination of Director Candidates

The Governance and Organization Committee will consider candidates recommended by shareholders for nomination as directors of Brush Engineered Materials. Any shareholder desiring to submit a candidate for consideration by the Governance and Organization Committee should send the name of the proposed candidate, together with biographical data and background information concerning the candidate, to the Governance and Organization Committee, c/o our Secretary. The Governance and Organization Committee did not receive any recommendation for a candidate from a shareholder or shareholder group as of March 10, 2008.

In recommending candidates to the Board of Directors for nomination as directors, the Governance and Organization Committee’s charter requires it to consider such factors as it deems appropriate, consistent with our Policy Statement on Significant Corporate Governance Issues. These factors are as follows:

•	broad-based business, governmental, non-profit, or professional skills and experiences that indicate whether the candidate will be able to make a significant and immediate contribution to the Board’s discussion and decision making in the array of complex issues facing the Company;

•	exhibited behavior that indicates he or she is committed to the highest ethical standards and the values of the Company;

•	special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing directors;

•	whether the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all our shareholders and other stakeholders in reaching decisions; and

•	a global business and social perspective, personal integrity, and sound judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the Company.

The Governance and Organization Committee’s evaluation of candidates recommended by shareholders does not differ materially from its evaluation of candidates recommended from other sources.

A shareholder of record entitled to vote in an election of directors who timely complies with the procedures set forth in our code of regulations and with all applicable requirements of the Exchange Act and the rules and regulations thereunder, may also directly nominate individuals for election as directors at a shareholders’ meeting. Copies of our code of regulations are available by a request addressed to c/o Secretary.

To be timely, notice of a shareholder nomination for an annual meeting must be received at our principal executive offices not fewer than 60 nor more than 90 days prior to the date of the annual meeting. However, if the date of the meeting is more than one week before or after the first anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, nominations must be received within ten days from the date of our notice.

Retirement Plan Review Committee

The Retirement Plan Review Committee held three meetings in 2007. Its membership consists of Mr. Keithley, as Chairman, and Messrs. Bersticker, Pryor and Sherwin. Its principal functions include:

•	reviewing defined benefit pension plans as to current and future costs, funded position, and actuarial and accounting assumptions used in determining benefit obligations;

•	establishing and reviewing policies and strategies for the investment of defined benefit pension plan assets; and

•	reviewing investment options offered under employee savings plans and the performance of those investment options.

Board Attendance

Our Board of Directors held six meetings in 2007. All of the directors attended at least 75% of the Board and assigned committee meetings during 2007, except for Mr. Bersticker who attended 71%. Our policy is that directors are expected to attend all meetings, including the annual meeting of shareholders. All of our directors attended last year’s annual meeting of shareholders.

2007 DIRECTOR COMPENSATION

Annual compensation for non-employee directors for 2007 was comprised of cash compensation, consisting of annual retainer fees, and equity compensation, consisting of restricted stock units. Each of these components is described in more detail below.

	Fees Earned or		Stock
	Paid in Cash		Awards(2)	Total
Name	($)		($)	($)

Albert C. Bersticker	54,583	(1)	45,032	99,615
Joseph P. Keithley	61,250	(1)	45,032	106,282
William B. Lawrence	59,583		45,032	104,615
William P. Madar	51,250		45,032	96,282
William G. Pryor	56,250		45,032	101,282
N. Mohan Reddy	56,250		45,032	101,282
William R. Robertson	54,583		45,032	99,615
John Sherwin, Jr.	71,250		45,032	116,282

The columns entitled “Option Awards”, “Non-Equity Incentive Plan Compensation”, “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” to this table have been omitted because no compensation was reportable thereunder.

(1)	Pursuant to the 2006 Non-employee Director Equity Plan, Messrs. Bersticker and Keithley elected to defer 100% of their compensation in the form of deferred stock units.

(2)	Values shown here for each director consist of that portion of compensation expense taken by Brush Engineered Materials Inc. in its 2007 financial statements for equity-based compensation grants to that director. See Note K to the 2007 consolidated financial statements. These expenses relate to the 1,873 restricted stock units awarded automatically on the day following the 2006 annual meeting to each non-employee director and the 979 restricted stock units awarded automatically on the day following the 2007 annual meeting to each non-employee director pursuant to the Brush Engineered Materials Inc. 2006 Non-employee Director Equity Plan.

As of December 31, 2007 the aggregate number of stock awards subject to forfeiture, and the aggregate number of stock options outstanding, were as follows:

		Restricted
	Stock Options	Stock Units

Albert C. Bersticker	10,000	979
Joseph P. Keithley	—	979
William B. Lawrence	9,000	979
William P. Madar	10,000	979
William G. Pryor	9,000	979
N. Mohan Reddy	—	979
William R. Robertson	—	979
John Sherwin, Jr	4,000	979

Annual Retainer Fees

Effective August 1, 2007, non-employee directors receive an annual retainer fee in the amount of $60,000. Non-employee directors who chair a committee receive an additional $5,000 annually, with the exception of the Chairman of the Audit Committee, who receives an additional $10,000 annually. The Lead Director receives an additional $15,000 annually. Members of the Audit Committee, with the exception of the Chairman, receive an additional $5,000 annually. Prior to the increases in August of 2007, non-employee directors received an annual retainer fee of $45,000.

Equity Compensation

Under the Brush Engineered Materials Inc. 2006 Non-employee Director Equity Plan, (the “2006 Director Plan”), non-employee directors who continue to serve as a director following an annual meeting of shareholders receive $45,000 worth of restricted stock units, which will be paid out in common shares at the end of a one-year restriction period unless the participant elects that the shares be received in the form of deferred stock units. These restricted stock units are automatically granted on the day following the annual meeting. The number of restricted stock units granted is equal to $45,000 divided by the closing price of our common stock on the date of grant. In the event a new director is elected or appointed, common shares will be granted on the first business day following the election or appointment to the Board. This grant of common shares will be equal to $100,000 divided by the closing price of our common stock on the day the director is elected or appointed to the Board.

Deferred Compensation

Non-employee directors may defer all or a part of their annual retainer fees under the 2006 Director Plan until ceasing to be a member of the Board. A director may also elect to have restricted stock units or other stock awards made under the 2006 Director Plan deferred in the form of deferred stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2008, information with respect to the beneficial ownership of Brush Engineered Materials common stock by each person known by Brush Engineered Materials to be the beneficial owner of more than 5% of the common stock, by each present director of Brush Engineered Materials, by each named executive officer of Brush Engineered Materials and by all directors and executive officers of Brush Engineered Materials as a group. Unless otherwise indicated in the notes to this table, the shareholders listed in the table have sole voting and investment power with respect to shares beneficially owned by them. Shares that are subject to stock options that may be exercised within 60 days of February 28, 2008 are reflected in the number of shares shown and in computing the percentage of Brush Engineered Materials common stock beneficially owned by the person who owns those options.

	Number of		Percent
Non-officer Directors	Shares		of Class

Albert C. Bersticker	35,955	(1)(2)	*
Joseph P. Keithley	13,171	(2)	*
William B. Lawrence	12,852	(1)(2)	*
William P. Madar	27,353	(1)(2)	*
William G. Pryor	12,852	(1)(2)	*
N. Mohan Reddy	20,435	(2)	*
William R. Robertson	13,141	(2)(3)	*
John Sherwin, Jr.	20,177	(1)(2)(4)	*
Named Executive Officers
Richard J. Hipple	107,808	(1)	*
John D. Grampa	91,415	(1)	*
Daniel A. Skoch	88,920	(1)	*
All directors and executive officers as a group (including the Named Executive Officers) (11 persons)	444,079	(5)	2.2%
Other Persons
Jeffrey Gendell	3,040,700	(6)	14.9%
55 Railroad Ave., 3rd Floor Greenwich, CT
Keeley Asset Management Corp.	1,053,365	(7)	5.2%
401 South LaSalle Street Chicago, IL

*	Less than 1% of common stock.

(1)	Includes shares covered by outstanding options exercisable within 60 days as follows: Mr. Hipple 27,000; Mr. Grampa 63,000 and Mr. Skoch 57,000; 10,000 for both Messrs. Bersticker and Madar; 9,000 for both Messrs. Lawrence and Pryor and 4,000 for Mr. Sherwin. The shares for Messrs. Hipple, Grampa and Skoch also include performance restricted shares issued under the 2006-2008, 2007-2009 and 2008-2010 LTIPs in the amounts of 63,580; 20,543 and 20,072, respectively. See the Compensation Discussion and Analysis (‘‘CD&A”) on page 14 for further discussion of these plans.

(2)	Includes deferred shares under the Deferred Compensation Plans for non-employee directors as follows: Mr. Bersticker 13,675; Mr. Keithley 10,320; Mr. Lawrence 1,000; Mr. Madar 14,501; Mr. Pryor 1,000; Dr. Reddy 19,456; Mr. Robertson 9,789 and Mr. Sherwin 7,101.

(3)	Includes 500 shares owned by Mr. Robertson’s wife of which Mr. Robertson disclaims beneficial ownership.

(4)	Includes 1,429 shares owned by Mr. Sherwin’s children of which Mr. Sherwin disclaims beneficial ownership.

(5)	Includes 189,000 shares subject to outstanding options held by executive officers and directors and exercisable within 60 days and 104,195 performance restricted shares held by executive officers.

(6)	According to a Form 4 filed with the Securities and Exchange Commission on February 12, 2008, Jeffrey Gendell had beneficial ownership with respect to 3,040,700 shares due to his positions and/or relationships with Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C., Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C., Tontine Overseas Master Fund, L.P. and Tontine 25 Overseas Master Fund, L.P. Tontine Management, L.L.C. is the general partner of Tontine Partners, L.P. Tontine Capital Management, L.L.C. is the general partner of Tontine Capital Partners, L.P. and Tontine 25 Overseas Master Fund, L.P. Tontine Overseas Associates, L.L.C. serves as the investment manager to Tontine Capital Overseas Master Fund. L.P., Tontine Overseas Fund Ltd. and Tontine 25 Overseas Master Fund, L.P. Mr. Gendell is the managing member of Tontine Management, L.L.C., Tontine Capital Management, L.L.C. and Tontine Overseas Associates, L.L.C., and in that capacity directs their operations.

(7)	Keeley Asset Management Corp., a registered investment advisor, reported on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, that as of December 31, 2007, it had sole voting and sole dispositive power with respect to 1,053,365 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and persons who own 10% or more of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Directors, officers and 10% or greater shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of copies of forms that we have received, and written representations by our directors, officers and 10% or greater shareholders, all of our directors, officers and 10% or greater shareholders complied with all filing requirements applicable to them with respect to transactions in our equity securities during the fiscal year ended December 31, 2007, except that a Form 4 was filed four days late to report the surrender of shares to pay taxes upon the vesting of restricted stock for John D. Grampa, executive officer, and a Form 4 reporting one transaction for Albert C. Bersticker, director, was filed one day late.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The purpose of this overview is to explain and identify at a macro level our compensation philosophy, components, decision makers, and performance results for 2007.

First, the Company has a long-standing compensation philosophy of pay for performance. In addition to attracting and retaining critical talent, we believe that setting preestablished incentive targets and holding to them is key. Not only have we had success in attracting and retaining valuable executives, but we also have a demonstrated record of paying incentives only when significant progress of the business is achieved. In fact, our annual financial incentive compensation plan has paid out only 50% of the time in the past ten years, and our three-year overlapping long-term incentive plans have paid out only 40% of the time over the same ten-year period.

Second, our compensation components consist of base pay, an annual cash incentive, stock-based long-term incentives (a three-year long-term incentive plan driven by preestablished performance metrics, stock appreciation rights and restricted shares), retirement benefits, health and welfare benefits and a few perquisites.

The following chart is an illustration of the relative components, based on initial award values, for the Chief Executive Officer’s (CEO) compensation if the target (100%) levels for the 2008 annual incentive plan and the 2008-2010 Long-term Incentive Plan are achieved:

Third, in order to determine the magnitude of each of the compensation components, the Compensation Committee (the “Committee”) hires a consultant who is periodically charged with providing the Committee with a total compensation analysis which compares the Company to other manufacturers of similar size and to other companies for which we would compete for executive talent. Using this information, the Committee decides upon the level of base pay, annual incentive opportunity, and long-term opportunities for top management. Preestablished targets are the result of the Committee determining what level of financial progress would be appropriate for payouts. The targets are meant to be challenging and are formulated with input from the CEO regarding business conditions, prospects, markets, etc.

Fourth, the Committee has relied on stock grants instead of cash awards in recent years to provide long-term incentives and encourage officers to build share ownership. It has used a three-year long-term incentive plan with predetermined financial targets, along with stock appreciation rights payable in shares and restricted shares (both three-year cliff vesting), to serve these objectives. Beginning in 2007, the CEO added a seven-year holding period to new awards of restricted shares to encourage retention after vesting.

Finally, the financial performance in 2007 led to payouts from the 2007 annual incentive plan and the 2005-2007 Long-term Incentive Plan (LTIP). On a possible scale of 0 to 200%, the annual incentive plan, based on preestablished targets, achieved a level of 172% and was based almost totally on an operating profit target, which was determined to be approximately $64 million for 2007 net of adjustments versus $46 million for 2006, a nearly 40% improvement year over year. The 2005-2007 LTIP payout, on a possible scale of 0 to 150%, paid out at the 150% level, which required exceeding the preestablished cumulative operating profit of $130 million for the 2005 through 2007 performance period, a compound annual growth rate of 26% from the $27 million operating profit in 2004.

The following chart illustrates growth in adjusted operating profit over the past five years:

Note: Adjusted operating profit is shown as defined for incentive compensation purposes and may differ from total reported operating profit due to certain additions or deletions because of one-time special occurrences.

Objectives of Executive Compensation Program

We reward our executives for both team and individual performance in their specific roles within Brush based on improved financial results from one year to the next. The objectives of the compensation program are (1) to provide incentives to achieve short-term and sustainable profitability, while generating long-term value growth for shareholders and (2) to provide a standard, competitive compensation and benefits package that allows us to compete for the executive talent we need for our long-term success.

Total Compensation Philosophy — Pay for Performance

We met the first objective by following a philosophy of providing a compensation package intended to provide above-average total compensation for above-target performance, and lower total compensation for less-than-target performance. We implemented this philosophy by providing each executive a base pay at or near the median base pay (50th percentile) for similar positions within a group of comparable companies, as described below. We combine this median base pay with a coordinated combination of annual and long-term incentive arrangements that are intended to give each executive the opportunity to earn additional compensation based upon improving performance.

The Committee also sets profitability goals and other financial targets (described below) above threshold measures. Among these measures are “targets” designed to approximate our average expected performance. Within the pay philosophy, when those targets are reached, executives earn incentive rewards that are designed to be part of a competitive total pay package. The Committee also sets subjective, but measurable, individual task and performance goals that, if met, will result in payment of another part of the competitive total pay package.

Once threshold financial performance is achieved, the rewards for the executives accomplishing the targeted levels of Company, team and individual performance, when combined with their median base pay, will provide them total compensation that approximates the median (50th percentile) total pay for similar executive positions in comparable companies. However, if group profitability and other financial measures exceed the target levels set by the Committee, executives will earn additional rewards that will make their total compensation for the year above the median for comparable company executives.

At the same time, the Committee designed the compensation program so that executives receive no incentive pay if performance, as measured by our profitability or other financial measures, is below the minimum or threshold expectations. Executives received awards in 2007.

Along with base salary and incentive plans designed to be competitive with comparable employers to meet the second overall compensation objective of providing a standard, competitive compensation and benefits package, we provide executives with retirement and deferred income accrual opportunities and health, life and other benefit programs.

Factors Influencing Compensation Decisions

All the members of the Compensation Committee are independent, non-employee directors. The Committee makes policy and strategy recommendations to the Board and has authority delegated from the Board to implement executive pay decisions; to design the base pay, incentive pay, and benefits for the top thirteen executives, including the named executive officers and to administer our equity incentive plans. The Compensation Committee Charter is available at www.beminc.com by clicking on the “Corporate Governance” tab at the top of the page.

The Committee determines compensation elements and performance goals for the named executive officers. To do this, the Committee relies on several resources, including the services of Pearl Meyer & Partners, an independent compensation consultant. In 2006, the consultant performed peer company surveys, extracted relevant data from general published surveys and provided general consulting advice on base and total pay elements. The Committee also relied on the Chief Executive Officer’s recommendations of base, incentives, and total pay for the other named executive officers and on similar recommendations by all of the named executive officers for the other ten top executives who are part of the Committee’s responsibility. In addition, the Committee reviews compilations of overall compensation element values and totals, budget plans and financial statements, and management reports on our business activities.

Compensation Consultant and Comparative Survey Data

In 2004 and again in 2006, the Committee retained the services of Pearl Meyer & Partners to conduct a competitive pay analysis for the top Brush executives, including the named executive officers. The Committee approved upper management’s request to also use the services of Pearl Meyer & Partners in a similar competitive pay analysis for the next level of top managers beyond those within the Committee’s direct responsibility. In doing so, the Committee determined that providing only those limited services to upper management did not impair the consultant’s independence in its services to the Committee.

In addition to the competitive pay analysis, the Committee retained the compensation consultant to assess the effectiveness of the current long-term incentives for management. The Committee also requested suggestions from the consultant for possible alternative designs for long-term incentives in the context of (i) current market trends, (ii) the implementation of FASB Statement No. 123(R), “Share-based Payment” and (iii) the effect of the cyclical and sometimes unpredictable nature of our businesses on the ability to set performance goals that will be effective over the long term.

Pearl Meyer & Partners based the competitive pay analysis, used to set base salary and total pay targets, on two sources of information. First, Pearl Meyer & Partners surveyed a selected peer group of companies in 2004 and again in 2006. Second, the consultant provided information from published surveys by Mercer Human Resource Consulting (U.S. Executive Benchmark Database (2006)), Watson Wyatt Worldwide (Top Management Compensation Survey (2006-07)), and three other private surveys.

The Committee selected the peer group of companies used in the pay analysis with the assistance of the compensation consultant by applying criteria to identify those companies of similar size and complexity and thought to be competitors for the executive talent sought to be retained and rewarded; reported annual revenue of approximately 50% to 200% of our expected revenue for 2007; business-to-business operations, with sales to other companies rather than the ultimate consumer; and a durable-goods manufacturing focus, with an orientation toward specialty products and advanced materials, particularly with an emphasis on consumer electronics.

The resulting group selected consists of: Carpenter Technology Corporation (CRS); Varian Medical Systems, Inc. (VAR); Novellus Systems, Inc. (NVLS); Lone Star Technologies, Inc. (LSS) (recently acquired by U.S. Steel Corporation); OM Group, Inc. (OMG); Gibraltar Industries, Inc. (ROCK); Hexcel Corporation (HXL); MEMC Electronic Materials, Inc. (WFR); Linear Technology Corporation (LLTC); Minerals Technologies Inc. (MTX); A. M. Castle & Co. (CAS); RF Micro Devices, Inc. (RFMD); Titanium Metals Corporation (TIE); Ameron International Corporation (AMN); Komag, Incorporated (KOMG) (recently acquired by Western Digital Corp.); Hutchinson Technology Incorporated (HTCH); Technitrol, Inc. (TNL); Intersil Corporation (ISIL); AMCOL International Corporation (ACO); Coherent, Inc. (COHR); FLIR Systems, Inc. (FLIR); and KEMET Corporation (KEM).

The Committee used the information collected on the peer group of companies and from the published surveys to determine base salary and both annual and long-term award amounts as part of a competitive total pay package. The target for both base pay and total direct pay was the median or the 50th percentile of the companies represented in the published survey data used by the consultant. In addition, the Committee used the median or 50th percentile of total pay among chief executive officers and chief financial officers of the peer group of companies surveyed as an additional checkpoint in determining the appropriate amounts of annual and long-term awards within a total compensation pay opportunity for the executives for target or “average” performance.

Management Participation in the Process

Management plays a significant role in the compensation decision process. The Chief Executive Officer counsels the Committee regarding evaluation of the performance of the named executive officers, other than himself, as well as recommending base salary and stock award levels and performance targets and objectives for both annual and long-term incentives for them. In addition, all the named executive officers provide similar evaluations and recommendations for the other members of the top executive group for which the Committee is directly responsible. Furthermore, the named executive officers are responsible for directly managing the compensation programs for the rest of the upper management group beyond the top executives and, in turn, for the rest of Brush. Decisions by the Chief Executive Officer and the other named executive officers regarding compensation elements and performance goals for those other members of upper management are reviewed and approved by the Committee.

Timing and Context of Compensation Decisions

Under its charter, the Committee meets as frequently as necessary to carry out its responsibilities. The Committee met seven times in 2007, all without management present during executive session.

Compensation decisions generally are finalized in the first quarter of each year, usually in February. In addition to setting base pay, as described below, the Committee establishes goals for the Chief Executive Officer, consistent with our overall business goals, as set by the Board after a review of performance for the prior year.

Each year’s decisions for setting compensation targets for each annual and three-year measuring period are based on our business needs, goals and environment for that year. In making those decisions, in addition to the advice and peer company survey provided by its compensation consultant, the Committee may review financial reports on performance versus budget; status reports on achievement of objectives; estimated grant-date values of proposed stock compensation grants, based on the Black-Scholes valuation methodology where appropriate; worksheets containing summaries of the total compensation of the named executive officers, including base salary, annual and long-term cash and non-cash incentives, equity awards, perquisites and other compensation.

The Committee takes into account specific business issues identified by the Board, the Chief Executive Officer and other members of management in periodic reports to the Board in the setting of specific tasks or issue-oriented goals.

The Committee annually reviews the strategy for granting compensation opportunities based on our needs. For example, beginning in 2007, the form of restricted share grants was changed to increase the focus on our stock value growth and to help better ensure the retention of the named executive officers, regardless of whether the business cycle is up, but more importantly, when the business cycle is down. Restricted share grants vest after three years of service with us, with the added stipulation by the CEO that the net, after-tax number of vested shares must be held, with limited exceptions, for an additional seven years of service by the named executive officers, before they may be sold or transferred. This approach encourages the executives to stay focused on maximizing the value of those shares for themselves and all other shareholders. These grants replaced half of the value of the stock appreciation rights grants that had been part of the compensation package in the past.

The Committee also sets annual performance goals that are coordinated with a targeted payout, the amount of which is based on competitive pay levels determined from both published surveys and independent survey information described above.

Accounting and Tax Effects

The Committee considers both the financial reporting and the taxation of compensation elements in its decision-making process. The Committee seeks a balance between our best interests, fair treatment of the executives, minimizing taxation of the compensation offered to the executive and maximizing immediate deductibility.

The Committee designed the severance plans for all executives, except the named executive officers, to reduce amounts payable that otherwise would have been subject to an excise tax known as “excess golden parachute payments” as defined under Internal Revenue Code section 280G. The Committee also is aware that Internal Revenue Code section 162(m) limits deductions for compensation paid in excess of $1 million. In response, the Committee designs much of the total compensation package of the named executive officers to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Committee reserves the possibility that it may choose to design and use compensation elements that may not be deductible within the rules of Internal Revenue Code section 162(m), if those elements are in the best interests of Brush.

Total Compensation Mix

As a result of our long-standing pay-for-performance philosophy and policy of paying at the market median, the Committee has set current fixed-cash payments in the form of base salary as a smaller part of total compensation, especially for the named executive officers. A greater portion of the named executives’ total pay consists of variable pay through both annual award opportunities in the Management Performance Compensation Plan and overlapping three-year performance award opportunities in the Long-term Incentive Plans, or LTIPs, and through long-term stock-based grants. LTIP grants generally are 50% of the long-term opportunities offered to the named executive officers each year. Generally, stock grants are the other 50% of these long-term opportunities for the executives. The Committee found the mix of fixed pay to variable pay incentives to be similar to the median of comparable companies in the private and published surveys used in the competitive pay analysis discussed above in “Factors Influencing Compensation Decisions.”

Current and Long-term Cash and Long-term Non-cash Mix

Because of lower stock values in past years, the Committee believed at the time that cash was a better motivator and a better means to retain key executives than stock-based programs. As a result, most incentives were designed to pay out in cash. Therefore, the LTIP grants put in place before 2005 provided more cash and cash-based compensation opportunities. Since then, LTIPs have provided a larger proportion of awards that are paid in stock or paid in cash, but based on stock value. For example, the 2005-2007 LTIP paid in cash, but the amount of cash was determined by stock value at the time the award was earned. The 2006-2008 LTIP is designed to pay in performance restricted shares for performance up to target level, and in performance shares (which are paid in cash) for performance beyond target. As a result, financial results are still required to earn the awards, but the value of the awards, whether distributed in stock or cash, has become increasingly dependent on stock values.

We do not have any ownership guidelines or requirements for the named executive officers. The Committee intends ownership of restricted shares to increase the executives’ exposure to a loss of value, should the stock value fall below that on the date the shares were granted.

Other Elements in the Compensation Mix

In addition to fixed, current cash, variable current cash incentives, and long-term cash and stock incentives, we also provide the named executive officers with the basic life, health and disability benefits provided to all other salaried employees. Beyond those non-cash benefits, we have provided other discretionary annual cash awards in lieu of a supplemental retirement benefit plan for our named executive officers, explained later under “Special Awards.”

Severance Payments

The compensation package of each named executive officer also provides for special payments and accelerated vesting of other compensation opportunities upon termination of employment or in specified circumstances that result in a significant reduction of duties or changes in working conditions. If the executive resigns or his employment is otherwise terminated (other than for cause) at any time up to one month after the anniversary of a change in control, he will receive three-year severance benefits, as described below under “Other Potential Post-employment Payments.” The executive also will receive these severance benefits if the Board determines that his duties have been significantly reduced or that other changes have occurred negatively affecting his employment conditions within that same time period. The executive also receives these benefits if any such employment change occurs during discussions with any third party that results in a change in control.

Aside from a change in control, each named executive officer also is provided with two-year severance benefits in the event of the executive’s involuntary termination of employment by us, other than for cause or gross misconduct, or if he resigns as a result of a reduction in his salary or incentive pay opportunity, provided that such a reduction in salary or incentive pay opportunity is not part of a general reduction in compensation opportunity for all officers. This agreement was adopted at a time of transition to a new CEO. The objective was to help secure the continued employment of each named executive officer through and beyond this time of change.

The Committee believes these agreements are an important part of the total executive compensation mix, because they protect our interest in the continuity and stability of the executive group. The Committee also believes that the change in control agreements reduce the executives’ interest in working against a potential change in control and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition. In exchange, each executive agrees not to compete while employed or for two years after an involuntary termination of employment; not to solicit any employees, agents, or consultants to terminate their relationship with us; and to protect our confidential information. Each executive also assigns to the Company any intellectual property rights to any discoveries, inventions or improvements made while employed by us or within one year after his employment terminates.

A new agreement feature, for a change in control only, was adopted by the Board in February 2007 adding a “gross up” provision for the “parachute tax” under the Internal Revenue Code section 280G. The “parachute tax” applies to separation compensation beyond a determined cap as defined under 280G. In calculating the cap, average W-2 compensation for the prior five years is used. Due to the fact that the CEO is new to his role and the cap would be determined by his compensation in a lesser capacity, and since the Company had been in a turnaround situation for the prior five years, it was decided that a “gross up” feature was appropriate. However, based upon this logic, the Board also adopted the “gross up” feature so that it would automatically end five years after adoption.

Setting Goals and Performance Measures

The Committee has designed our compensation program primarily to reward efforts of the executives that result in improved financial success for us.

The Committee sets performance targets that are estimated to be competitive in the market for the coming year and designed to meet shareholders’ expectations for our financial performance. Beyond that, the Committee sets levels at and beyond which the executives will receive maximum rewards for the measurement period.

Goals have been focused on annual and cumulative operating profit and management of return on invested capital for the past few years. The Committee believes these goals are the key factors for our success at this time. Although the Committee makes its best effort in setting these goals for the next year and three-year periods, the volatile nature of the uncontrollable external forces affecting our business environments, such as metal markets and certain regulatory and legal matters associated with our business, make it difficult to assess the probability of achieving those goals from one year to the next.

In addition to our financial goals for both annual and long-term incentives, the Committee sets individual, job-specific goals for the Chief Executive Officer. These goals are intended to focus the individual executive on tasks important to our success that must be accomplished to some degree in the next year. The accomplishment of these goals is a measurable, objective result. The value of the reward for accomplishing the goal is determined at the discretion of the Committee, subject to consultation with the Governance and Organization Committee. The Committee’s determination is based on the quality of the accomplishment of the tasks and the value of the tasks, as accomplished, to Brush.

The 2007 individual goals for the named executive officers included: improved shareholder value, profitably increasing the size of the Company, improving succession planning and organizational development, increasing our Asian business base and improving corporate-wide systems.

Reported financial results considered to be final and conclusive for determining eligibility for an incentive payout are based on the financial statements audited by our independent registered public accounting firm.

Executive Compensation Elements

To meet our objectives and reward executives for demonstrating the desired actions and behaviors, we compensate our executive officers through:

•	base salary;

•	Annual Management Performance Compensation Plan payments;

•	Long-term Incentive Plans payments;

•	stock-based compensation grants;

•	discretionary awards and bonuses;

•	pension benefits;

•	special awards;

•	Savings and Investment Plan contributions;

•	Executive Deferred Compensation Plan II contributions;

•	health and welfare benefits, such as medical expense reimbursement, health and life insurances, executive physicals, and disability benefits; and

•	perquisites, such as club dues and financial planning services.

The following is an explanation of the reasons each pay element is included in the total compensation package of an executive; the intended value, targeted competitive level and targeted portion of total compensation for each pay element; the reasons behind that targeted value, competitive level and proportion of total pay; and the interaction, if any, of each pay element with the other pay elements.

Base Salary

Effective January 1, 2008, the Committee increased base salary for 2008 by 4% from $655,000 to $681,200 for Mr. Hipple, as Chairman, President and Chief Executive Officer; from $330,000 to $343,200 for Mr. Grampa, as Senior Vice President Finance and Chief Financial Officer; and from $315,000 to $327,600 for Mr. Skoch, as Senior Vice President, Administration, to approximate annual base salary increases for similar positions at other manufacturing companies.

Base salary directly affects the determination of life and disability benefits, which are set as a multiple of base pay, and is taken into account in the pension benefit formulas and is the base for deferral and matching contribution calculations for retirement benefits. Base salary is also used as the basis for calculating annual incentive awards, as described below, and in calculating payments that may be paid upon a change in control, as described below in “Other Potential Post-employment Payments.”

Management Performance Compensation Plan

Annually, we establish performance goals for the Management Performance Compensation Plan for the following year. These goals are generally aggressive. These goals have not always been met, resulting in no awards being paid out in some years.

The Committee set both objective quantifiable goals and subjective goals for 2007. Objective goals are based solely on financial measures, and payouts are calculated as a percentage of base salary, which varies by executive. The target payouts as a percentage of base pay for 2007 were 65% for Mr. Hipple, 45% for Mr. Grampa, and 40% for Mr. Skoch. Results were weighted 90% on achieving targeted levels of operating profit for the entire Company and 10% on return on invested capital. Payouts for 2007 were at 178% of target, based on operating profit and 119% of target for return on invested capital, for a combined payout of 172%.

The 2007 maximum (200%) operating profit goal was preestablished at $65.8 million, which was an improvement of 45% over the operating profit in 2006. The adjusted operating profit achieved was $63.8 million, 40% over the operating profit in 2006. The targeted (100%) return on invested capital was 11.1%, an increase from the 2006 return on invested capital of 10.3%. The adjusted return on invested capital for 2007 was 11.4%. These numbers are occasionally adjusted at the discretion of the Committee due to special circumstances, often one-time events, and can be either increases or decreases from reported numbers.

Awards for subjective goals are payable only if threshold financial performance is achieved. Once the threshold financial performance for Brush is achieved, attainment of subjective goals may result in awards equal to up to 14% of base salary and vary relative to the responsibilities of the executive involved and the performance focus desired for the year. For example, goals for the named executive officers might include profitably increasing the size of the Company, improving corporate systems and processes, organizational development, growing new markets, etc. Whether and to what level these goals are met and what reward should be assigned to these goals is determined at the discretion of the Committee.

For 2007, by decision of the Committee in consultation with the Governance and Organization Committee, the Chief Executive Officer received an individual award of 14% and the other named executive officers were awarded 12%. These annual awards are considered part of the compensation taken into account in the pension benefit formulas and are the base for deferral and matching contribution calculations for other retirement benefits. They also may affect calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Other Potential Post-employment Payments,” but generally are not designed to affect the value of any other compensation elements of the named executive officers.

Long-term Incentive Plans

Each year, we establish a three-year performance plan to promote the long-term goals of our business operating units and the cooperation of those units toward achieving the overall Brush goals. The rewards for achieving results under these overlapping LTIPs vary by each three-year period and by named executive officer. For each executive, however, the LTIP award is designed to provide one-half of the long-term incentive opportunity for target performance for the measuring period. The other half of the long-term incentive opportunity is intended to come from stock-based grants, discussed below under “Stock-based Compensation Grants.”

In 2005, the Committee established an overlapping three-year LTIP using performance shares under our 1995 Stock Incentive Plan with management objectives based on cumulative operating profit with a performance period from January 1, 2005 through December 31, 2007. The actual cumulative operating profit for the 2005 through 2007 performance period exceeded the maximum (150%) target of $130 million cumulative operating profit. As a result, the participants earned the maximum number of performance shares originally granted at the beginning of 2005.

In 2006, the Committee established another overlapping three-year LTIP using both performance restricted shares and performance shares under our 2006 Stock Incentive Plan, which we refer to as the 2006 Plan, with management objectives based on cumulative operating profit for the period from January 1, 2006 through December 31, 2008. Payments under this LTIP will be made based solely upon performance results for the full three-year LTIP period, with no “banking” of amounts for interim results. Payouts will be determined for performance measured through 2008, payable in early 2009. The Committee designed the awards so that, once target level performance is attained and the performance restricted shares are earned, results above the targeted level will be rewarded with cash earned from performance shares. The intended result is that the cash realized on above-target performance may be used to help pay income taxes associated with the performance restricted shares earned. In this way, the Committee has provided the opportunity for more of the shares earned to be retained by the executives, after taxes are paid on the total incentive awards earned.

In 2007, and again in 2008, the Committee established overlapping three-year LTIPs using both performance restricted shares and performance shares under our 2006 Plan, with management objectives based on cumulative operating profit for the period from January 1, 2007 through December 31, 2009 and January 1, 2008 through December 31, 2010. Payouts, if any, will be payable in early 2010 and 2011, respectively. The Committee designed the awards so that, once target level performance is attained and the performance restricted shares are earned, results above the targeted level will be rewarded with performance shares. A preestablished cumulative operating profit threshold must be met before any payout is attained. However, should the cumulative operating profit threshold not be met, and Brush’s stock performance during the three-year performance period is in the top quartile compared to the Russell 2000, then a payout can be made, but only at the threshold (25% of target) level.

At target levels of performance, the Committee designed these awards to provide approximately 35% to 40% of total compensation for each executive officer for the year in which the performance period ends. These amounts are taxable when paid and may be part of the compensation taken into account in the pension benefit formulas and used as the base for deferral and matching contribution calculations for other retirement benefits. Generally, they are not included in compensation for purposes of determining any other benefit amount, except that they may affect calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Other Potential Post-employment Payments.”

Stock-based Compensation Grants

The 2006 Plan was approved by the shareholders and implemented in 2006 to replace the 1995 Stock Incentive Plan. To provide the greatest planning flexibility, grants under the 2006 Stock Incentive Plan may take various forms.

As with the 1995 Stock Incentive Plan, restricted share grants and stock appreciation right grants under the 2006 Plan generally will be made in February each year and will be used to provide one-half of the named executive officers’ total long-term opportunity. As noted above, the other half of the long-term award opportunity value is provided through performance-based grants under the LTIPs, pursuant to the 2006 Plan.

For 2007, 25% of the overall long-term opportunity was in grants of stock appreciation rights and 25% was in restricted stock shares. These restricted shares will vest in 2010 after three years of service, with the added stipulation by the CEO that the net after tax shares be held by the named executive officers while they are employed for an additional seven years before the shares may be sold or transferred.

Said differently, the total long-term opportunity for each officer is comprised of 50% LTIP (performance restricted shares and performance shares), 25% stock appreciation rights and 25% restricted shares, and all these components are pursuant to the 2006 Plan.

Grants pursuant to the 2006 Plan are part of the variable compensation that is an essential element of the total compensation package of the named executive officers. The Committee intends the grants to serve as incentives to the executives both to increase the value of our stock and to remain in our service.

The number of stock-based grants currently held by each executive is not always taken into consideration in making new grants to that executive. The relative values of base salary and total compensation among comparable companies in the survey data used, as discussed above, are the greater determining factors in setting the long-term incentive amounts, along with consideration of the experience and responsibilities of the executive.

Generally, restricted shares and stock appreciation rights are not included in compensation for purposes of determining any other benefit amount, except that they may affect calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Other Potential Post-employment Payments.”

Discretionary Awards and Bonuses

The Committee considers that special discretionary awards in stock or cash may be useful in the case of extraordinary events or to reward extraordinary performance beyond the events anticipated in goals set under the Management Performance Compensation Plan and the Long-term Incentive Plans.

Pension Benefits

The primary vehicle for providing retirement compensation to all employees is the Brush Engineered Materials Inc. Pension Plan, which we refer to as the qualified pension plan and is a defined benefit plan. All the named executive officers participate in the qualified pension plan as part of their competitive total compensation package. Before June 1, 2005, the benefit formula was 50% of final average earnings over the highest five consecutive years minus 50% of the annual Social Security benefit with the result prorated for service less than 35 years. Effective as of May 31, 2005, we froze the benefit under the prior formula for all employees including the named executive officers.

Beginning June 1, 2005, the qualified pension plan formula was reduced for all participants including Messrs. Hipple, Grampa and Skoch to 1% of each year’s compensation, as defined in the qualified pension plan. The retirement benefit for these individuals will be equal to the sum of that earned as of May 31, 2005 and that earned under the new formula for service after May 31, 2005. However, because the amount of compensation that may be included in the formula for calculating pension benefits and the amount of benefit that may be accumulated in the qualified pension plan are limited by the Internal Revenue Code, the named executive officers will not receive a benefit from the qualified pension plan equal to 1% of their total pay.

The limitation of the qualified pension plan benefit may be taken into account by the Committee in exercising its discretion on the determination of any amounts intended to supplement retirement income for the named executive officers, such as the discretionary monetary awards granted for 2007. The benefit accumulated under the qualified pension plan does not affect any other element of compensation for the named executives, except to the extent it is included in the calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Other Potential Post-employment Payments.”

Special Awards

As mentioned above, the named executive officers will not receive a full benefit from the pension plan because the amount of compensation that may be taken into account and the amount of benefit that may be accumulated in the qualified pension plan is limited by the Internal Revenue Code. We do not provide a contractual supplemental retirement benefit to our named executive officers. At its December 3, 2007 meeting, the Committee exercised its discretion to authorize special awards in lieu of a supplemental retirement benefit plan for Mr. Hipple in the amount of $163,750, for Mr. Grampa in the amount of $61,882 and for Mr. Skoch in the amount of $88,625, all of which were paid in January 2008.

The amounts of these payments, which were the same as those authorized in 2006, were derived by making assumptions regarding future anticipated earnings and actuarially calculating a present value benefit equivalent to what would have been accrued if we had a supplemental retirement benefit plan in effect. This calculation used the reduced pension plan formula for all service after May 31, 2005. The Committee added an additional five years of service to the calculation as part of Mr. Hipple’s overall compensation package upon his becoming Chief Executive Officer. No obligation exists for future special awards of any type.

These payments may be taken into account in calculating future supplemental retirement amounts, if any are awarded. They also may affect calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Other Potential Post-employment Payments,” but generally are not intended to affect the amounts of any other compensation element for the named executive officers.

Savings and Investment Plan

Another vehicle for providing retirement compensation to all employees is the Brush Engineered Materials Inc. Savings and Investment Plan, which we refer to as the 401(k) plan and which is a defined contribution plan. All of the named executive officers participate in this plan as part of their competitive total compensation package.

The 401(k) plan offers the executives and all other employees the opportunity to defer income. In addition, we make a matching contribution to each employee equal to 50% of the first 6% of compensation deferred by the employee. However, the compensation that may be used in applying any deferral election or matching contribution percentage is limited by rules in the Internal Revenue Code. In 2007, that limit was $225,000.

This compensation element is tax-deferred and is not intended to affect the value of any other compensation element, but the amount of contributions that may be made under the 401(k) plan may affect calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Other Potential Post-employment Payments.”

Executive Deferred Compensation Plan II (EDCP II)

In 2004, the Committee established the EDCP II to replace the Key Employee Share Option Plan (“KESOP”) which is described in the section entitled “2007 Nonqualified Deferred Compensation” below. The EDCP II provides an opportunity for the named executive officers to defer a portion of their compensation. The EDCP II also provides a nonelective deferred compensation credit to the executive’s account from us in an amount equal to 3% of the executive’s annual compensation above the qualified plan limit. The limit for 2007 was $225,000, as determined under the Internal Revenue Code. The Committee considers this contribution part of a competitive total compensation package and intends it to be a replacement for the loss of any 401(k) plan matching contribution that otherwise would have been attributable to the excess compensation over the required limit. Earnings are credited to each executive’s account based on that executive’s choice of investment options from a list provided by the Committee.

This compensation element is tax-deferred and is not intended to affect the value of any other compensation element.

Health and Welfare Benefits

As part of their competitive total pay package, the executives participate in the group life, health and disability programs provided to all of our salaried employees. Except for periodic executive physicals, no other special health or welfare benefits are provided for the named executive officers.

Almost all of the value of these benefits is not taxable and does not affect the value of any other elements of compensation for the named executive officers, but they may affect calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Other Potential Post-employment Payments.”

Perquisites

We pay for financial planning services, to a maximum of $5,000 each year, and annual dues for various club memberships for the named executive officers. Club memberships are subject to Committee review. The Committee believes that such memberships provide the named executive officers with important contacts within the business and local community and provide a controlled and positive place for business entertainment needs.

These benefits are included in taxable income, and do not affect the determination of retirement benefits. They are not expected to affect the value of any other elements of compensation for the named executive officers, except to the extent that they may affect calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Other Potential Post-employment Payments.”

Stock-based Compensation Grant Procedures

The Committee generally awards grants of stock-based compensation in the first quarter each year, usually in February. Exceptions to this would be grants made upon shareholder approval of a new stock-based plan or grants as part of a total compensation package to support the hiring or promotion of a key executive.

Among these grants, stock options and stock appreciation rights are granted only to our top thirteen executives, who include the named executive officers and whose contributions and skills are considered critical to our long-term success.

The Compensation Committee is solely responsible for the grant of stock-based awards. In February of 2007 the Committee adopted the following Stock Award Administrative Procedure Guidelines related to the various forms of stock award grants approved by the Committee.

Stock Award Administrative Procedure Guidelines

1.	All stock option grant exercise prices, stock appreciation rights or the price used for a grant of performance-related common shares shall be approved by the Senior Vice President, Administration and Vice President, Treasurer and Secretary.

•	The date of grant and pricing shall be in accordance with the underlying stock plan

•	The fair market value price shall be the closing price as quoted in the Wall Street Journal or if the Wall Street Journal is not available on Yahoo! for the date the fair value is determined

•	If a particular stock plan provides for a method of pricing other than the closing stock price then such other method must be used in accordance with that plan

•	The Board resolution for a particular grant shall cite the plan, date and source of pricing data

2.	The list of recommended options, stock appreciation rights, restricted shares, performance restricted shares and performance shares to be awarded by individual for approval shall be submitted through the Senior Vice President, Administration.

•	The Senior Vice President, Administration shall present the list to the Committee for approval

•	The Senior Vice President, Administration shall make such changes to the list as discussed and approved by the Board and will provide the final list to the Secretary of the Company for filing as an Exhibit to the minutes of the meeting

•	The Treasurer shall prepare the form of agreements for each individual with an award

•	The Treasurer shall reconcile the agreements to the Board Exhibit prior to distribution

3. The Secretary shall maintain a permanent record of the above for each series of awards.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2007.

The foregoing report has been furnished by the Compensation Committee of the Board of Directors.

N. Mohan Reddy (Chairman)

William P. Madar

William R. Robertson

John Sherwin, Jr.

Notwithstanding anything to the contrary as set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings other than our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

2007 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our Chief Executive Officer and our other named executives who served in such capacities during the fiscal years ended December 31, 2007 and 2006 (the “Named Executive Officers”):

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Non-qualified
				Stock	Option	Plan	Deferred	All Other
Name and		Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensa-	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	tion ($)(5)	Earnings ($)(6)	($)(7)	($)

Richard J. Hipple	2007	649,056	163,750	592,979	252,355	1,512,038	14,949	67,484	3,252,611
Chairman, President and Chief	2006	448,615	163,750	386,633	101,442	702,187	14,547	225,396	2,042,570
Executive Officer
John D. Grampa	2007	328,471	61,882	187,882	85,471	829,080	20,199	41,424	1,554,409
Sr. Vice President Finance and	2006	289,419	61,882	186,266	36,369	369,836	18,614	260,006	1,222,392
Chief Financial Officer
Daniel A. Skoch	2007	314,046	88,625	192,433	84,475	788,580	24,548	47,994	1,540,701
Sr. Vice President,	2006	289,419	88,625	187,170	36,369	377,623	23,970	288,122	1,291,298
Administration

(1)	“Salary” includes deferred compensation to the 401(k) plan in the amounts of $18,500; $13,500 and $20,500 for Messrs. Hipple, Grampa and Skoch, respectively.

(2)	In 2007 the Compensation Committee again exercised its discretion to authorize special awards in lieu of a supplemental retirement benefit plan.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of performance restricted shares (PRS), performance shares (PS) and restricted stock (RS) granted in 2007 as well as prior fiscal years, in accordance with

SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. At the time of the 2006 grant, the Fair Market Value was defined by the plan as the average of the high and low of Brush Engineered Materials common stock prices on the date of grant. The first amendment to the 2006 Stock Incentive Plan changed the definition of Fair Market Value to the closing price of the common stock. For the 2007 grant of PRS and PS, the fair market value was determined by the closing price of Brush’s common stock on the date of grant. For additional information, refer to Note K of the consolidated financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. See the “Grants of Plan-Based Awards” table for information on awards made in 2007. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(4)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of the stock appreciation rights (SAR) granted to each of the named executive officers in 2006 and 2007 in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 grants, refer to Note K of the consolidated financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. See the “Grants of Plan-Based Awards” table for information on SAR granted in 2007. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executives.

(5)	The amounts represent the payments made in February 2008 for the Management Performance Compensation Plan (MPC) and the 2005-2007 LTIP as follows:

	2007	2005-2007
	MPC	LTIP	Total

Richard J. Hipple	$823,990	$688,048	$1,512,038
John D. Grampa	295,020	534,060	829,080
Daniel A. Skoch	254,520	534,060	788,580

(6)	Amounts in this column represent the change in pension value for the year 2007 and earnings in excess of 120% of the long-term applicable federal rate in effect during 2007 for the KESOP and EDCP II plans discussed in detail starting on page 34 of this proxy statement.

(7)	For all the named executive officers, “All Other Compensation” for 2007 includes the Company match to the 401(k) plan, reimbursement of club dues and a Company contribution to the EDCP II. For Mr. Hipple, club dues were $18,331. In addition, “All Other Compensation” includes financial planning fees paid for Messrs. Hipple, Grampa, and Skoch, group term life premiums for Messrs. Hipple and Grampa and the Company’s contribution to the Health Savings Account for Mr. Skoch.

2007 GRANTS OF PLAN-BASED AWARDS

We currently are utilizing three incentive plans that provide executives opportunities to earn cash or stock compensation. The MPC provides cash compensation for annual performance. The 2006 Stock Incentive Plan provides opportunities for equity-based compensation for service and performance for periods of more than one year. The LTIP annually provides a series of performance restricted share and performance share compensation opportunities, each of which are for performance for periods of three years.

The following table sets forth information concerning annual incentive cash awards, grants of SAR, PRS and PS to the named executive officers during the fiscal year ended December 31, 2007 as well as estimated future payouts under those incentive plans. See the CD&A for further discussion of these incentive plans and these types of grants and the reason for these types of grants starting on page 22.

All Other
								All Other	Option
								Stock	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Number of	Exercise or	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			Number	Securities	Base Price of	of Stock
		Plan Awards			Plan Awards(1)			of Shares	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	or Units (#)(2)	(#)(3)	($/Sh)	($)(4)

Richard J. Hipple	2/15/2007	—	471,600	943,200	4,963	19,850	29,775	9,924	15,000	44.72	535,987
John D. Grampa	2/15/2007	—	171,600	343,200	1,500	6,000	9,000	3,000	4,550	44.72	162,127
Daniel A. Skoch	2/15/2007	—	148,050	296,100	1,433	5,730	8,595	2,864	4,400	44.72	155,198

(1)	Under the 2007 - 2009 LTIP, performance restricted shares and performance shares were granted. The performance shares will be paid in cash if defined management objectives have been attained at a level between the target and maximum levels of achievement.

(2)	This column shows the RS granted in 2007.

(3)	This column shows the SAR that were granted in 2007. These SAR become fully exercisable and vest 100% after three years.

(4)	These numbers represent the full fair market value of the grants made in 2007 to each named executive officer. They are calculated in the same manner our financial statement expense for those grants is calculated under SFAS 123(R). That expense value will be spread over the vesting period of the grant, if time-based, or over the expected life of the grant, if performance based. A brief explanation of how the rules of SFAS 123(R) were applied in calculating this value can be found in Note K of the consolidated financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC.

Executive Employment Arrangements

None of the named executive officers has an employment agreement. However, each named executive officer has a Severance Agreement that provides the executive with three-year severance benefits upon termination or significant change in the duties of the executive as a result of a change in control as defined in the agreement, and two-year severance benefits in the event of certain involuntary terminations. Discussion of the payouts provided for under various termination situations is set forth in the section “Other Potential Post- Employment Payments” below.

Base Salary

The Compensation Committee annually reviews and adjusts base pay, in keeping with the overall objectives, pay philosophy and relative position with comparable companies, all as discussed in more detail in the CD&A.

Bonuses

Bonus compensation in 2007, as shown in the “2007 Summary Compensation Table,” consisted of discretionary amounts paid in lieu of supplemental retirement benefits, as discussed in more detail in the CD&A under the section entitled “Special Awards.”

Non-equity Incentive Plan Compensation

Non-equity Incentive Plan Compensation paid for 2007 consisted of the annual incentive compensation paid in cash under the MPC and LTIP. Annual incentive compensation paid under the MPC was based on predetermined financial targets (operating profit and return on invested capital), along with individual goals. The earn-out of performance awards under the LTIP plan was based solely on predetermined financial targets tied to operating profit. The MPC and LTIP are discussed in more detail in the CD&A.

For 2007, base salaries and bonuses (including amounts deferred to the 401(k) plan) as a percentage of total compensation shown in the “2007 Summary Compensation Table”, were 25.0% for Mr. Hipple; 25.1% for Mr. Grampa; and 26.1% for Mr. Skoch.

Stock Awards

Stock-based awards under the LTIP and the 2006 Stock Incentive Plan during 2007 were made as SAR, PRS and PS. Descriptions and the reason for these types of grants are in the CD&A.

Grants of RS, PRS and PS, the SFAS 123(R) expense for which is disclosed in the “2007 Summary Compensation Table,” were made in 2004, 2005, and 2006. The RS vest after three years from the date of grant and the PRS and PS vest after three years subject to the achievement of specified performance criteria (cumulative operating profit), as discussed more fully in the CD&A.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan
								Awards:
							Equity	Market or
							Incentive	Payout
						Market Value	Plan	Value of
		Number of				of Shares	Awards:	Unearned
	Number of	Securities			Number of	or Units	Number of	Shares,
	Securities	Underlying			Shares or	of Stock	Unearned	Units or Other
	Underlying	Unexercised	Option		Units of	That	Shares, Units	Rights
	Unexercised	Options (#)	Exercise	Option	Stock That	Have	or Other Rights	That Have
	Options (#)	Unexercisable	Price	Expiration	Have Not	Not	That Have Not	Not Vested
Name	Exercisable	(1)	($)	Date	Vested (#)(2)	Vested ($)(3)	Vested (#)(4)	($)(3)

Richard J. Hipple	9,000	—	17.075	2/3/2014
	10,000	—	17.68	2/8/2015
	8,000	—	14.10	4/29/2015
	—	38,700	24.03	5/2/2016
	—	15,000	44.72	2/15/2017
					9,924	367,386
							73,456	2,719,341

	27,000	53,700

John D. Grampa	8,000	—	15.97	2/1/2010
	10,000	—	22.43	2/6/2011
	15,000	—	12.15	2/5/2012
	15,000	—	17.075	2/3/2014
	15,000	—	17.68	2/8/2015
	—	14,000	24.03	5/2/2016
	—	4,550	44.72	2/15/2017
					3,000	111,060
							24,190	895,514

	63,000	18,550

Daniel A. Skoch	12,000	—	22.43	2/6/2011
	15,000	—	12.15	2/5/2012
	15,000	—	17.075	2/3/2014
	15,000	—	17.68	2/8/2015
	—	14,000	24.03	5/2/2016
	—	4,400	44.72	2/15/2017
					2,864	106,025
							23,785	880,521

	57,000	18,400

The column entitled “Equity Incentive Plan Awards, Number of Securities Underlying Unexercised Unearned Options” to this table has been omitted because no awards were reportable thereunder.

(1)	These numbers represent the SAR that were granted in 2006 and 2007. These SAR vest 100% after three years.

(2)	Restricted shares were granted to Messrs. Hipple, Grampa and Skoch on February 15, 2007. Shares are subject to forfeiture if these executives are not continuously employed for a three-year period from the date of grant.

(3)	Amounts in these columns were calculated using the December 31, 2007 Brush Engineered Materials Inc. common stock closing price of $37.02 times the number of shares in the preceding column.

(4)	These awards represent the performance restricted shares and performance shares that were granted under the 2006 - 2008 and 2007 - 2009 LTIPs.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

Richard J. Hipple	11,500(1)	461,704	—	—
John D. Grampa	9,000(2)	323,368	2,000	65,320
Daniel A. Skoch	22,500(3)	697,236	2,000	86,440

(1)	Mr. Hipple exercised these stock options on February 23, 2007.

(2)	Mr. Grampa exercised these stock options on May 7, 2007.

(3)	Mr. Skoch exercised 15,000 stock options on February 22, 2007 and 7,500 stock options on May 2, 2007.

2007 PENSION BENEFITS

		Number of	Present	Payments
		Years Credited	Value of	During Last
		Service	Accumulated	Fiscal Year
Name	Plan Name	(#)	Benefit ($)	($)

Richard J. Hipple	Brush Engineered Materials Inc. Pension Plan	6	82,713	—
John D. Grampa	Brush Engineered Materials Inc. Pension Plan	9	171,755	—
Daniel A. Skoch	Brush Engineered Materials Inc. Pension Plan	24	436,691	—

Assumptions:

•	Measurement Date: 12/31/2007

•	Interest Rate for Present Value: 6.50%

•	Mortality (Pre-commencement): None

•	Mortality (Post-commencement): RP-2000 Mortality Table (separate male and female rates)

•	Withdrawal and disability rates: None

•	Retirement rates: None prior to Age 65, except age 64 for Mr. Skoch

•	Normal Retirement Age: Age 65, except age 64 for Mr. Skoch as explained in the narrative below

•	Accumulated benefit is calculated based on credited service and pay as of 12/31/2007

•	All results shown are estimates only; actual benefits will be based on data, pay and service at time of retirement

The Brush Engineered Materials Inc. Pension Plan (“qualified pension plan”) is a defined benefit plan under which Messrs. Hipple, Grampa and Skoch are currently accruing benefits. Effective as of the close of business on May 31, 2005, the benefit under the prior formula for Messrs. Hipple, Grampa and Skoch (50% of final average earnings over highest 5 consecutive years minus 50% of annual Social Security benefit, the result prorated for service less than 35 years) was frozen. The frozen annual benefits as of May 31, 2005, payable beginning at age 65 as a single life annuity, for Messrs. Hipple, Grampa and Skoch are $9,855; $17,252 and $54,856, respectively. Credited service for pension benefit purposes as of May 31, 2005 for Messrs. Hipple, Grampa and Skoch is 3, 6 and 21, respectively.

Beginning June 1, 2005, the qualified pension plan formula was changed for Messrs. Hipple, Grampa and Skoch to 1% of each year’s earnings. The retirement benefit for these individuals will be equal to the sum of that earned as of May 31, 2005 and that earned under the new formula for service after May 31, 2005.

The “2007 Pension Benefits” table shows for Messrs. Hipple, Grampa and Skoch the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year under the qualified pension plan. We do not sponsor any other qualified or nonqualified defined benefit plan that provides benefits to Messrs. Hipple, Grampa and Skoch.

The “Present Value of Accumulated Benefit” is the lump-sum value as of December 31, 2007 of the annual pension benefit that was earned as of December 31, 2007 that would be payable under the qualified pension plan for Messrs. Hipple, Grampa and Skoch for life beginning at their normal retirement age. The normal retirement age is defined as age 65 in the qualified pension plan. Certain assumptions were used to determine the lump-sum value and to determine the annual pension that is payable beginning at normal retirement age. Those assumptions are described immediately following the “2007 Pension Benefits” table.

If the participant terminates employment before completing 10 years of service, the annuity may not commence prior to age 65. If the participant terminates employment after completing 10 years of service, the annuity may commence as early as age 55 and is reduced 6.67% per year between ages 60 and 65 and 3.33% per year between ages 55 and 60 based on the participant’s age at commencement, if the benefit commences prior to normal retirement age. An unreduced benefit is available commencing at age 62 for those participants who terminate after age 55 with at least 30 years of service. At year end 2007, Mr. Skoch had attained early retirement eligibility and Messrs. Hipple and Grampa had not attained early retirement eligibility. Mr. Skoch is the only named executive who may become eligible to commence his benefit on an unreduced basis prior to age 65. Assuming continued uninterrupted employment with the Company, Mr. Skoch would reach 30 years of service at the end of the month in which he attains age 64.

Benefits provided under the qualified pension plan are based on compensation up to a compensation limit under the Code (which was $225,000 in 2007). In addition, benefits provided under the qualified pension plan may not exceed a benefit limit under the Code (which was $180,000 payable as a single life annuity beginning at normal retirement age in 2007).

Compensation is generally equal to the total amount that is included in income (such as regular base salary, incentive compensation under any form of incentive compensation plan, sales commissions and performance restricted shares of stock at the time these shares are includable in the participant’s gross income for Federal income tax purposes), plus salary reduction amounts under sections 125 and 401(k) of the Code. The annual salary and bonus for the current year for Messrs. Hipple, Grampa and Skoch is indicated in the “2007 Summary Compensation Table”. Each year’s compensation for the qualified pension plan is limited by the compensation limits under the Code.

Generally, a participant’s years of credited service are based on the years an employee participates in the qualified pension plan. However, in certain cases, credit for service prior to participation in the qualified pension plan is granted. Such cases include employment with the Company in a position that is not eligible for participation in the qualified pension plan and service with a predecessor employer. The years of credited service for Messrs. Hipple and Grampa are based only on their service while eligible for participation in the qualified pension plan. The years of credited service for Mr. Skoch include service for the period June 29, 1983 through December 1, 1985 during which time he was covered under The S.K. Wellman Corp. Retirement Plan for Salaried Employees. All S.K. Wellman Corp. salaried employees who had transferred to Brush Wellman Inc. as salaried employees prior to May 4, 1986 and were still employed after May 4, 1986, receive credited service under the qualified pension plan equal to their credited service under The S.K. Wellman Corp. Retirement Plan for Salaried Employees at the time of their transfer. Mr. Skoch received a lump-sum payment during January 1987 in lieu of the benefit he had accrued for the period June 29, 1983 through December 1, 1985 under The S.K. Wellman Corp. Retirement Plan for Salaried Employees. Mr. Skoch’s accrued benefit under the qualified pension plan has been offset for the benefit for which he received this lump-sum payment.

Lump sums are available under the qualified pension plan only for the portion of the participant’s benefit that was accrued prior to July 1, 1992. Mr. Skoch is eligible to elect to receive the portion of his benefit that was accrued prior to July 1, 1992 as a lump sum with the remaining portion of his benefit payable in the form of an annuity with monthly benefit payments. Messrs. Hipple and Grampa are eligible only to have their benefits payable in the form of an annuity with monthly benefit payments.

The qualified pension plan was designed to provide tax-qualified pension benefits for most of our employees. Benefits under the qualified pension plan are funded by an irrevocable tax-exempt trust. An executive’s benefits under the qualified pension plan are payable from the assets held by the tax-exempt trust.

2007 NONQUALIFIED DEFERRED COMPENSATION

We maintain two nonqualified arrangements for executives, the Key Employee Share Option Plan (“KESOP”) and the Executive Deferred Compensation Plan II (“EDCP II”). A primary purpose of each is to provide benefits in the event a participant’s compensation exceeds the amount of compensation that may be taken into account for deferring income and matching contributions under the Brush Engineered Materials Inc. Savings and Investment Plan (“401(k) plan”).

Key Employee Share Option Plan

The KESOP was established in 1998 to provide executives with options to purchase property other than our common stock (in this case, options to purchase certain mutual fund shares as further described below), which options replace a portion of the executive’s compensation. The options cover property with an initial value equal to the amount of compensation they replace, divided by 75%, with an exercise price equal to the difference between that amount and the amount of compensation replaced (in other words, 25% of the fair market value of the option property). Thus, the executive may receive the increase or decrease in market value of the entire amount of the property covered by the option, including the exercise price. Due to the American Jobs Creation Act of 2004 which added section 409A to the Internal Revenue Code (the “Code”), the KESOP was frozen effective December 31, 2004. Moreover, options for purchase of property that did not become exercisable prior to 2005 under the KESOP and corresponding elections under the KESOP were cancelled. Each participant who had such KESOP options and elections cancelled received payment in the amount of the cancelled deferrals. Eligibility to participate and the property (consisting of shares of mutual funds) subject to the KESOP options were determined by the Compensation Committee of the Board. Mutual fund selection was intended to be the same or similar to that offered under the 401(k) plan, but was not required. Executives were permitted to select among those mutual funds to determine those covered by the options obtained by them as a result of their compensation elections, but generally were not permitted to change that selection once made.

Although the KESOP was frozen as noted above, options that became exercisable prior to January 1, 2005 and which have not as yet been exercised remain on the books for some executives.

The KESOP balance of each executive is equal to the most recent closing price of the mutual funds under the options accumulated by the executive as of the end of the year. To obtain the portion of this balance based on any particular option, however, the executive must pay the 25% exercise price set when the option was granted. In addition to potential gains through changes in the market value for the underlying mutual funds, the executive may accumulate value whenever any dividends or other cash distributions are made relative to those mutual funds. Starting with dividends for the year ending December 31, 2004, the value of any such dividends or distributions is credited to the executive’s EDCP II account (see discussion below of the EDCP II) as part of the compensation deferred under that program.

Unless the amount of mutual funds available under an option is adjusted as a result of a stock split, merger, divestiture, consolidation or other corporate transaction or unless other property is substituted for the mutual fund shares originally subject to the option, an option becomes exercisable 184 days after the grant of the option and remains exercisable at any time after that date until the earlier of the fifteenth anniversary of the grant or the third anniversary of the executive’s termination of employment. If any adjustment in the number of mutual fund shares or any substitution of new property occurs, the exercise period will be interrupted for 184 days and the deadline to exercise will be extended by 184 days, but not more than 5 years beyond the original exercise deadline. Any option not exercised by the deadline may not be exercised after that.

The KESOP is unfunded. The options obligation for each executive is maintained in a book reserve account. We are under no obligation to set aside funds specifically designated to satisfy this obligation or to invest in any of the optioned mutual funds selected by the executive. However, we maintain a trust, as part of the general assets of the Company, intended to hold property for use in meeting this obligation, unless we become insolvent. In that case, the assets in the trust would be available to satisfy our creditors just as any other general assets of the Company, before the option property would be delivered. In other words, each executive participating in the KESOP is an unsecured general creditor of the Company with respect to the value of the property optioned as his KESOP benefits.

When an option is exercised, the executive pays the applicable exercise price to the Company and we deliver to the executive the underlying property, which may have been obtained and held as general assets of the Company before the option was exercised. The value of the underlying property delivered, less the exercise price paid, is treated as taxable income to the executive and he must pay the Company for any income taxes or other payroll taxes required to be withheld by the Company on that income. We may take an income tax deduction for the value of the property delivered, reduced by the exercise price paid.

No executive may transfer or sell his KESOP options during his life, except for a transfer, for no pay and only as approved by the Committee, to a member of the executive’s immediate family, to a trust for the benefit of such a family member or to a partnership consisting only of such family members as partners. Upon an executive’s death, his KESOP options will pass to his beneficiaries or estate, but they must be exercised before the earlier of the original deadline or the first anniversary of his death. No other transfers or withdrawals are permitted under the KESOP.

The latest exercise deadline for any existing KESOP options is June 30, 2019. As noted earlier, options may expire earlier, within three years of the executive’s termination of employment.

Executive Deferred Compensation Plan II

The EDCP II provides executives an opportunity to make deferral elections generally not permitted under the 401(k) plan. Code section 401(a)(17) limits the amount of compensation that may be taken into account for deferrals under the 401(k) plan. For 2007, that limit was $225,000. Each executive may elect each year to defer all or any portion of the sum of his Management Performance Compensation Plan payouts payable during that year, plus the portion of his base salary for that year that is in excess of the compensation limit under Code section 401(a)(17). In addition, we provide a non-elective deferral currently equal to three percent (3%) of his total compensation in excess of the Code section 401(a)(17) limit (his “Excess Compensation”) designed to replace the employer matching contribution not permitted under the 401(k) plan because of the Code section 401(a)(17) compensation limit. Credits in amounts equal to the value of any dividends or other cash distributions payable from mutual funds optioned to the executive under the KESOP (see discussion of the KESOP above) are also added to the executive’s EDCP II account balance starting with dividends for the year 2004.

The compensation deferrals credited to each executive are credited with earnings at a rate equal to the return on hypothetical investments selected by the executive from a list of mutual funds identified by the Compensation Committee of the Board. Investment selection is intended to be the same or similar to that offered under the 401(k) plan, but this is not required. The executive’s investment selection is used only to determine earnings credits on the compensation deferrals under the EDCP II. We are not obligated to invest any funds in the mutual funds selected by the executive. Earnings returns will change from year to year.

The EDCP II is unfunded. Deferred compensation credits and related earnings credits for each executive are maintained in a book reserve account. We are under no obligation to set aside funds specifically designated to pay these deferred income amounts. However, we maintain a trust, as part of the general assets of the Company, intended to pay these deferred income amounts, unless we become insolvent. In that case, the assets in the trust would be available to satisfy creditors of the Company, just as any other general assets of the Company, before the deferred income amounts would be paid. In other words, each executive participating in the EDCP II is an unsecured general creditor of the Company with respect to the payment of his EDCP II benefits.

Upon termination of employment for any reason other than death, distribution from the EDCP II will be made as a lump sum or installments over three or five years, as elected by the executive when the deferral election was initially made. If no distribution election was made, the benefit will be paid in a lump sum. If the executive dies before his full EDCP II account is distributed, any remaining balance credited to that account will be paid to his beneficiary in a single lump sum.

Distribution will be made or begin 60 days following the executive’s termination of employment (or as soon as practicable after that date), except that in the case of certain specified executives section 409A of the Code requires that payment not be made earlier than six months after he separates from service for any reason other than death. Distribution or withdrawal for any other reason is not permitted under the EDCP II.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

The “2007 Nonqualified Deferred Compensation Table” shows deferrals to the EDCP II by Brush Engineered Materials on behalf of each named executive officer for 2007, earnings credited to his EDCP II account and KESOP account for 2007, any distributions made from his KESOP account during 2007, and the aggregate balance of his EDCP II credits and KESOP credits as of December 31, 2007.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings	Withdrawals/	Balance
		Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name		($)(1)	($)(2)	($)(3)	($)	($)(4)

Richard J. Hipple	KESOP	—	—	288	—	14,718
	EDCP II	—	36,655	5,649	—	64,311
John D. Grampa	KESOP	—	—	159	—	1,597
	EDCP II	—	21,615	2,680	—	44,331
Daniel A. Skoch	KESOP	—	—	1,691	—	38,494
	EDCP II	—	21,972	5,532	—	51,891

For years before 2006, amounts deferred under either plan by each executive were not reported separately from his reported compensation and no above-market earnings were realized or reported, but Company contributions to the plans were included in All Other Compensation in the “Summary Compensation Table(s).”

(1)	There were no executive contributions credited to either plan in 2007.

(2)	Amounts in this column are also included in the All Other Compensation column of the “2007 Summary Compensation Table.”

(3)	These earnings include dividends paid in 2006 for the KESOP, which were transferred to the EDCP II in the amounts as follows: Mr. Hipple $191, Mr. Grampa $0 and Mr. Skoch $953.

(4)	The Aggregate Balance as of Last FYE for the KESOP for each of the executive officers listed above represents the net amount due the participant upon exercise (i.e., net of the 25% option price due back to the Company).

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company has entered into severance agreements with the named executive officers to help ensure the continuity and stability of our senior management. The other incentive arrangements maintained by the Company also provide for payments to be made to the named executive officers upon certain terminations of employment.

Severance Agreements

Basic Severance Benefits.  The severance agreements provide that if the executive’s employment is terminated by the Company or one of its affiliates except for cause or gross misconduct, or if he resigns as a result of a reduction in his salary or incentive pay opportunity, severance benefits will apply. Severance benefits include rights to:

•	a lump-sum payment of two times salary and incentive compensation;

•	a lump-sum payment of two times any special award paid in lieu of benefits under the Company’s former Supplemental Retirement Benefit Plan for the year in which termination occurs;

•	the continuation of retiree medical and life insurance benefits for two years;

•	a lump-sum payment of two times the benefit under the Company’s Executive Deferred Compensation Plan II for the year in which termination occurs;

•	a lump-sum payment equal to the sum of the present value of any bonus he would have received under any long-term incentive plan;

•	any retirement benefits he would have earned under the Company’s qualified retirement plans during the next two years; and

•	reasonable fees for outplacement services, up to $20,000 maximum.

In addition, all equity incentive awards vest, and all stock options become fully exercisable, if the severance benefits are applicable.

Change in Control Severance Benefits.  In the event of a “change in control” of the Company, as defined in these agreements, and if the executive’s employment is terminated by the Company or one of its affiliates except for cause, or he resigns within one month after the first anniversary of the change, or the nature and scope of his duties worsens or certain other adverse changes occur and the Board of Directors so decides (referred to in the table below as “Good Reason Termination”), the executives are entitled to receive similar severance benefits based on a three-year period, plus the cash value of certain other benefits (such as club dues and financial counseling) (collectively, the “Change in Control Benefits”). A termination or demotion following the commencement of discussions with a third party which ultimately results in a change in control will also activate the Change in Control Benefits. On February 8, 2007, the severance agreements were updated to include a tax gross up provision that will apply for five years under section 280G of the Code. Payment of the Change in Control Benefits under the severance agreements are subject to the tax gross up for the first five years and thereafter are subject to a reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Code, but only if the reduction would increase the net after-tax amount received by the executive. In addition, the Company must secure payment of the Change in Control Benefits under the severance agreements through a trust that is to be funded upon the change in control, and amounts due but not timely paid earn interest at the prime rate plus 4%. The Company must pay attorneys’ fees and expenses incurred by an executive in enforcing his right to Change in Control Benefits under his severance agreement.

Nonsolicitation and Noncompetition Provisions.  Under the severance agreements, each executive agrees not to solicit any of our employees, agents or consultants to terminate their relationship with us, to protect our confidential business information and not to compete with the Company during employment or for a period of (i) two years following termination of the executive’s employment by the Company or one of its affiliates except for cause or gross misconduct, or if he resigns as a result of a reduction in his salary or incentive pay opportunity or (ii) one year following a termination of employment for any other reason. Each executive also assigns to us any intellectual property rights he may otherwise have to any discoveries, inventions or improvements made while in our employ or within one year thereafter.

Amounts Payable Under Severance Agreements.  The following table sets forth the amounts payable under the severance agreements. Note that this table does not include any benefits payable to the named executive officers under the retirement plan(s) of the Company or any subsidiary (see page 32), or any payout to the named executive officers under the Company’s Key Employee Share Option Plan or the Executive Deferred Compensation Plan II (see pages 34 and 35). Additional information about the amounts payable to the named executive officers in the event of retirement, death or permanent disability is presented separately after the table.

	Richard J. Hipple		John D. Grampa		Daniel A. Skoch
		Involuntary or		Involuntary or		Involuntary or
	Involuntary Not	Good Reason	Involuntary Not	Good Reason	Involuntary Not	Good Reason
	For Cause	Termination after	For Cause	Termination after	For Cause	Termination after
	Termination	a Change in Control	Termination	a Change in Control	Termination	a Change in Control

Base Salary/Annual Bonus	$2,957,980	$4,436,970	$1,250,040	$1,875,060	$1,140,586	$1,710,879
LTIP Bonus	2,399,788	2,399,788	1,096,237	1,096,237	1,086,963	1,086,963
Welfare Benefits	26,170	39,255	26,170	39,255	24,406	36,609
Additional Benefits Under Retirement Plans	35,297	52,946	44,685	67,028	40,959	61,438
SRBP Replacement Benefits	327,500	491,250	123,764	185,646	177,250	265,875
Nonelective Contribution Credit Under EDCP II	73,311	109,966	43,231	64,846	43,945	65,917
Perquisites	20,000	89,993	20,000	47,792	20,000	61,250
Annual MPC Bonus	N/A	823,990	N/A	295,020	N/A	254,520
Stock Options/SAR Accelerated Vesting	502,713	502,713	181,860	181,860	181,860	181,860
Restricted Stock Accelerated Vesting	367,386	367,386	111,060	111,060	106,025	106,025
Total Without Gross-Up	$6,710,145	$9,314,257	$2,897,047	$3,963,804	$2,821,994	$3,831,336

280G Gross-Up Payment(1)	N/A	3,875,132	N/A	1,392,650	N/A	1,293,537
Total With Gross-Up	$6,710,145	$13,189,389	$2,897,047	$5,356,454	$2,821,994	$5,124,873

(1)	On February 8, 2007, the Board of Directors approved new forms of severance agreements. The new forms were updated to include a tax gross-up provision that will apply for five years from the date of the agreement under section 280G of the Internal Revenue Code.

BENEFITS PAYABLE UPON RETIREMENT, DEATH OR DISABILITY UNDER INCENTIVE PLANS

Annual and Long-term Cash Incentive Plans

Management Performance Compensation Plan (MPC).  The named executive officers are participants in the Company’s MPC, which provides for annual, single-sum cash payments that are based on achieving preestablished financial objectives and qualitative performance factors. Generally, an executive must be employed on the last day of the plan year in order to receive an award under the MPC. However, if an executive retires under a retirement plan of the Company or any subsidiary during a plan year, the executive will receive an award pro-rated to the beginning of the month following the executive’s retirement date.

Long-term Incentive Plan (LTIP).  The Company established a three-year cash incentive plan with management objectives based on financial measures (cumulative operating profit) with a performance period from January 1 through December 31. Each of the named executive officers participates in the LTIP. Generally, an executive must be employed on the last day of the performance period in order to receive an award. If an executive retires under a retirement plan of the Company or any subsidiary during the performance period, the executive will receive a pro-rated award at the end of the applicable performance period based on the time employed during the performance period. In addition, an executive will receive full payment of the award for the entire performance period at target level if he should die or become permanently disabled during the performance period. Assuming a termination of employment due to death or permanent disability on December 31, 2007, the amounts payable under the LTIP would have been $2,043,948; $948,786 and $938,790 for Messrs. Hipple, Grampa and Skoch, respectively.

2006 Stock Incentive Plan

In March 2006, the Company adopted the Brush Engineered Materials Inc. 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of performance restricted shares, performance shares, performance units, restricted shares, option rights, stock appreciation rights and restricted stock units for the purpose of providing incentives and rewards for superior performance.

Performance Restricted Shares (PRS) and Performance Shares (PS).  Each of the named executive officers have received grants of PRS and PS under the 2006 Plan. The award agreements provide that all PRS will immediately vest if the executive dies or becomes permanently disabled while employed by the Company or any subsidiary during the applicable performance period. Assuming a termination of employment due to death or permanent disability on December 31, 2007, the value of accelerated vesting of the PRS would have been $2,043,948; $948,786 and $938,790 for Messrs. Hipple, Grampa and Skoch, respectively. In addition, if the executive retires, a pro-rata portion of the PRS will vest at the end of the applicable performance period, provided that management objectives have been attained. Assuming a termination of employment due to retirement on December 31, 2007, the value of pro-rata accelerated vesting of the PRS would have been $949,748; $601,698 and $601,698 for Messrs. Hipple, Grampa and Skoch, respectively.

Stock Options and Stock Appreciation Rights.  Each of the named executive officers has received grants of stock options and/or stock appreciation rights (the “Awards”) under the 2006 Plan. The Award agreements generally provide that Awards terminate 190 days after termination of employment. However, the Award agreements also provide that all Awards will immediately vest if the executive dies while employed by the Company or any subsidiary or retires under a retirement plan of the Company or any subsidiary. At the discretion of the Committee, all Awards will immediately vest upon a termination of the executive’s employment under circumstances determined by the Board to be for the convenience of the Company. Assuming a termination of employment due to death, retirement or upon a termination of employment described in the preceding sentence on December 31, 2007, the value of any accelerated vesting of the Awards would have been $502,713; $181,860 and $181,860 for Messrs. Hipple, Grampa and Skoch, respectively.

RELATED PARTY TRANSACTIONS

In 2002 we entered into life insurance agreements with six employees, including Mr. Skoch, and purchased life insurance policies pursuant to those agreements. These agreements, and the policies, which are owned by the employees, remain outstanding, and the portions of the premiums we paid are treated as loans to the employees, secured by the insurance policies, for financial purposes. The agreements require the employees to maintain the policies’ cash surrender values in amounts at least equal to the outstanding loan balances. Mr. Skoch’s principal balance, which has not changed since inception, is $39,951. Interest on the loans is based on the applicable federal rate, which is currently 5.0%. Mr. Skoch paid $2,237 in interest for the year.

We recognize that transactions between any of our directors or executive officers and us can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders. Pursuant to its charter, the Governance and Organization Committee considers and makes recommendations to the Board with regard to possible conflicts of interest of Board members or management. The Board then makes a determination as to whether to approve the transaction.

The Governance and Organization Committee reviews all relationships and transactions in which Brush and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Governance and Organization Committee to determine, based on the facts and circumstances, whether Brush or a related person has a direct or indirect material interest in the transaction. As set forth in the Governance and Organization Committee’s charter, in the course of the review of a potentially material-related person transaction, the Governance and Organization Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Brush;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Brush; and

•	any other matters the Governance and Organization Committee deems appropriate.

Based on this review, the Governance and Organization Committee will determine whether to approve or ratify any transaction which is directly or indirectly material to Brush or a related person.

Any member of the Governance and Organization Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction; however, such director may be counted in determining the presence of a quorum at a meeting of the Governance and Organization Committee that considers the transaction.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the annual report with management, and discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors’ independence.

The Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for the respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held six meetings during 2007.

In reliance on these reviews and discussions, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The current Audit Committee charter is available on our website at www.beminc.com.

William B. Lawrence (Chairman)
Albert C. Bersticker
Joseph P. Keithley
William G. Pryor

2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm for fiscal 2008 and presents this selection to the shareholders for ratification. Ernst & Young LLP will audit our consolidated financial statements for fiscal 2008 and perform other permissible, preapproved services. Representatives of Ernst & Young LLP are expected to be present at the 2008 annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will respond to appropriate questions.

Preapproval Policy for External Auditing Services

The Audit Committee has established a policy regarding preapproval of all audit and non-audit services expected to be performed by our independent registered public accounting firm, including the scope of and estimated fees for such services. Our independent registered public accounting firm, after consultation with management, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for its annual audit and associated quarterly reviews and procedures. Management, after consultation with our independent registered public accounting firm, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for audit-related, tax and other services to be provided by our independent registered public accounting firm for the upcoming fiscal year. The policy prohibits our independent registered public accounting firm from providing certain services described in the policy as prohibited services. The Audit Committee approved all of the estimated fees described below under the heading “External Audit Fees.”

External Audit Fees

	2007	2006

Audit Fees	$1,573,000	$1,659,700
Audit-related Fees	50,000	145,100
Tax Fees	174,600	150,000
All Other Fees	0	0

Total	$1,797,600	$1,954,800

Audit Fees

Audit fees consist of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and the effectiveness of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and audits in connection with statutory requirements.

Audit-related Fees

Audit-related services principally include the audit of financial statements of our employee benefit plans and due diligence services for recent acquisitions.

Tax Fees

Tax fees include corporate tax compliance, tax advice and tax planning.

All Other Fees

We had no fees included in “All Other Fees” during 2007 or 2006.

The Board of Directors of Brush Engineered Materials unanimously recommends a vote FOR Proposal 2 to ratify Ernst & Young LLP as the independent registered public accounting firm for the year 2008.

SHAREHOLDER PROPOSALS

We must receive by November 27, 2008, any proposal of a shareholder intended to be presented at the 2009 annual meeting of Brush Engineered Materials’ shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2009 annual meeting pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934. These proposals should be submitted by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2009 annual meeting must be received by us on or before the date determined in accordance with our code of regulations or they will be considered untimely under Rule 14a-4(c) of the Exchange Act. Under our code of regulations, proposals generally must be received by us no fewer than 60 and no more than 90 days before an annual meeting. However, if the date of a meeting is more than ten days from the anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, proposals must be received within ten days from the date of our notice. Our proxy related to the 2009 annual meeting of Brush Engineered Materials’ shareholders will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the processes of Rule 14a-8 received by us after the date determined in accordance with our code of regulations.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 7, 2008.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our 2007 Annual Report, are available free of charge at http://www.shareholder.com/BW/annual.cfm.

OTHER MATTERS

We do not know of any matters to be brought before the meeting except as indicated in the notice. However, if any other matters properly come before the meeting for action of which we did not have notice prior to February 7, 2008, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that the person authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.

By order of the Board of Directors,

Brush Engineered Materials Inc.

Michael C. Hasychak
Secretary

Cleveland, Ohio
March 27, 2008

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Mark Here for Address Change or Comments	☐

PLEASE SEE REVERSE SIDE

		FOR	WITHHOLD FOR ALL

1.	Election of the following Directors:	☐	☐
Nominees:
01 Albert C. Bersticker
02 William G. Pryor
03 N. Mohan Reddy

The Board of Directors unanimously recommends a vote FOR ALL the above nominees.

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	Ratifying the appointment of Ernst & Young as the independent registered public accounting firm of the Company.	☐	☐	☐

The Board of Directors recommends a vote FOR the above proposal.

Signature	Signature	Date

NOTE: Please sign exactly as the name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 6, 2008, the day prior to the meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/bw		Telephone 1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
You can view the Annual Report and Proxy Statement
on the internet at http://www.shareholder.com/bw/annual.cfm